EXHIBIT 10.35
CREDIT AGREEMENT

Dated as of December , 2015

among

HALOZYME ROYALTY LLC,
as Borrower,

HALOZYME, INC.,

BIOPHARMA CREDIT INVESTMENTS IV SUB, LP,
as Collateral Agent and a Lender,

and

ATHYRIUM OPPORTUNITIES II ACQUISITION LP,
as a Lender

TABLE OF CONTENTS

Page
Article I INTERPRETATION    1
Section 1.01    Defined Terms    1
Section 1.02    Other Interpretative Provisions    16
Article II CREDIT FACILITY    16
Section 2.01    Loan    16
Section 2.02    Manner of Borrowing    16
Section 2.03    Interest    16
Section 2.04    Repayment    17
Section 2.05    Voluntary Prepayments    18
Section 2.06    Mandatory Prepayment for Change in Control    18
Section 2.07    Register    19
Section 2.08    Evidence of Indebtedness    19
Section 2.09    Payments by the Borrower    19
Section 2.10    Changes In Law    22
Section 2.11    Additional Consideration    23
Section 2.12    Pro Rata Treatment    23
Section 2.13    AHYDO    23
Article III CONDITIONS TO LOAN    24
Section 3.01    Conditions to Loan    24
Article IV CERTAIN REPRESENTATIONS AND WARRANTIES    26
Section 4.01    Organization; Power; Qualification    26
Section 4.02    Authorization; Enforceability; Required Consents; Absence of
Conflicts    27
Section 4.03    Litigation    27

Section 4.04    Information    27
Section 4.05    No Adverse Change or Event    28
Section 4.06    No Default    28
Section 4.07    Investment Company Act    28
Section 4.08    License Agreements    28
Section 4.09    UCC Representations and Warranties    30
Section 4.10    Intellectual Property    30
Section 4.11    Royalty Rights    32
Section 4.12    Manufacturing and Supply    32
Section 4.13    Regulatory Communications    32
Section 4.14    Certain Information    32
Section 4.15    OFAC; Anti-Terrorism Laws    33
Article V CERTAIN COVENANTS    33

Section 5.01	Preservation of Existence and Properties; Compliance with Law; Payment of Taxes and Claims; Preservation of Enforceability; Separateness 33
Section 5.02    Use of Proceeds    34
Section 5.03    Visits, Inspections and Discussions    34
Section 5.04    Information to Be Furnished    34
Section 5.05    Modification of Certain Documents    35
Section 5.06    Conduct of Business    36
Section 5.07    Purchase Agreement    36
Section 5.08    Indebtedness    36
Section 5.09    Liens    36
Section 5.10    Restricted Payments    36
Section 5.11    Mergers    37
Section 5.12    No Subsidiaries    37
Section 5.13    No Modifications    37

Section 5.14    Enforcement of Rights    37
Section 5.15    Audit Rights of Halozyme    37
Section 5.16    Defense of Intellectual Property    38
Section 5.17    Manufacturing and Supply    38
Section 5.18    Affiliates    38
Article VI COVENANTS RELATING TO THE ESCROW    39
Section 6.01    Remittances to Escrow Account    39
Section 6.02    Information to Be Furnished    39
Section 6.03    Disbursement Instructions    40
Section 6.04    Disbursements upon Event of Default    41
Article VII DEFAULT    42
Section 7.01    Events of Default    42
Section 7.02    Remedies upon Event of Default    45
Article VIII COLLATERAL    46
Section 8.01    Pledge and Grant of Security Interest and Lien    46
Section 8.02    Representations and Warranties regarding the Collateral    47
Section 8.03    Covenants with respect to the Collateral    48
Section 8.04    Remedies with respect to Collateral    49
Section 8.05    Security Interest Absolute; Rights Cumulative; the Borrower
Remains Liable; Further Assurances    50
Article IX THE COLLATERAL AGENT.    52
Section 9.01    Appointment and Authority    52
Section 9.02    Rights as a Lender    52
Section 9.03    Exculpatory Provisions    52
Section 9.04    Reliance by Collateral Agent    53
Section 9.05    Delegation of Duties    53
Section 9.06    Resignation of Collateral Agent    54

Section 9.07    Non-Reliance on Collateral Agent and Other Lenders    54
Section 9.08    Collateral Matters    54
Section 9.09    Reimbursement by Lenders    55
Article X MISCELLANEOUS    55
Section 10.01    Notices and Deliveries    55
Section 10.02    Amounts Payable Due upon Request for Payment    57
Section 10.03    Rights Cumulative    57
Section 10.04    Amendments; Waivers    57
Section 10.05    Set-Off    58
Section 10.06    Assignment and Sale    59
Section 10.07    Governing Law    59
Section 10.08    Judicial Proceedings; Waiver of Jury Trial    59
Section 10.09    Severability of Provisions    60
Section 10.10    Confidentiality    60
Section 10.11    Counterparts    60
Section 10.12    Entire Agreement    60
Section 10.13    Successors and Assigns    60
Section 10.14    Expenses; Indemnification    60
Section 10.15    Tax Legending of Notes

CREDIT AGREEMENT
Dated as of December 30, 2015
Halozyme Royalty LLC, a Delaware limited liability company, as Borrower, BioPharma Credit Investments IV Sub, LP, a Cayman Islands exempted limited partnership, as Collateral Agent, Halozyme, Inc., a California corporation and the lenders party hereto from time to time, agree as follows (with certain terms used herein being defined in Article I):
ARTICLE I INTERPRETATION
Section 1.01    Defined Terms. For the purposes of this Agreement:
“Account” means an “account” as defined in Article 9 of the Code.
“Additional Consideration” has the meaning set forth in Section 2.11.
“Adjusted Post-Closing Royalty Amounts” means, with respect to any Interest Period, the Post-Closing Royalty Amounts paid by Licensees during such Interest Period, minus the sum of:
(i)the amount of any Escrow Agent Fees paid by Halozyme prior to or during such Interest Period in accordance with the terms of the Escrow Agreement and not previously reimbursed; (ii) the amount of any Borrower Expenses then due and payable by the Borrower and not previously paid or reimbursed; and (iii) the amount of any Indemnity Collection Costs actually incurred by Halozyme prior to or during such Interest Period and not previously reimbursed.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; unless otherwise specified, “Affiliate” means an Affiliate of the Borrower and shall include Halozyme. “Control” shall be presumed where, directly or indirectly, such first Person owns more than 10% of the common stock or voting ownership interest of any other Person.
“Affiliate Agreement” has the meaning set forth in Section 5.18.
“Agreement” means this Agreement, including all schedules, annexes and exhibits hereto.
“Agreement Date” means the date as of which this Agreement is dated.
“Applicable Law” means, anything in Section 10.07 to the contrary notwithstanding, (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, rules, regulations and orders of governmental bodies, (ii) Governmental Approvals and Governmental Registrations and (iii) orders, decisions, judgments and decrees.
“Applicable Percentage” means fifty percent (50%).
“Available Amount” has the meaning set forth in Section 2.04.
“Avid BioServices” means Avid BioServices, Inc., a Delaware corporation.

“Baxalta” means Baxalta US Inc. and Baxalta GmbH.
“Baxalta Consent and Direction” means the Consent and Acknowledgement of Payment Direction, to be dated on or prior to the Closing Date, in form and substance satisfactory to the Lenders.
“Baxalta License Agreement” means the Enhanze™ Technology License and Collaboration Agreement (Biologic), dated as of September 7, 2007, by Halozyme and Baxalta (as successor-in-interest to Baxter Healthcare Corporation and Baxter Healthcare S.A.) and any amendments, restatements, supplements or other modifications thereto.
“Baxalta License Termination Date” means the date on which the Borrower’s right to receive royalties under Section 4.3 of the Baxalta License Agreement and other Post-Closing Royalty Amounts under Section 4.6.1 or 9.1 of the Baxalta License Agreement has terminated in its entirety.
“Baxalta Product” means each “Kit Product” and “Co-formulation Product”, as such terms are defined in the Baxalta License Agreement.
“Baxalta Side Letters” means (a) that certain letter agreement, dated March 3, 2015, between Baxter International Inc. (on behalf of its direct and indirect subsidiaries) and Halozyme and (b) that certain letter agreement dated November 30, 2015 between Baxalta and Halozyme.
“Bill of Sale” means that certain Bill of Sale, to be dated as of the Closing Date (or such earlier date that the parties to the Purchase Agreement shall agree), executed by Halozyme and delivered to Borrower pursuant to the Purchase Agreement.
“Borrower” means Halozyme Royalty LLC, a Delaware limited liability company.
“Borrower Expenses” has the meaning set forth in Section 10.14(a).
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York or London, England are authorized to close.
“Calculations” has the meaning set forth in Section 6.03(a).
“Change in Control” means a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares/equity interests of all classes of stock/equity then outstanding of Borrower or Halozyme or the Parent, as applicable, ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, Halozyme or Parent, as applicable, who did not have such power before such transaction. A direct or indirect sale of all or substantially all of the assets of Parent, Halozyme or Borrower, as applicable, that relates to the Collateral shall be deemed a Change in Control.
“Chattel Paper” means “chattel paper” as defined in Article 9 of the Code, including “electronic chattel paper” or “tangible chattel paper”, as each such term is defined in Article 9 of the Code.
“Closing Date” ” means the date on which the Loan is advanced by the Lenders, which date shall be fifteen (15) Business Days after the later of (a) the Agreement Date and (b) the date on which each of the conditions set forth in Article III have been satisfied in full.

“Code” means the Uniform Commercial Code from time to time in effect in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted hereunder in any item or portion of the Collateral is governed by the Uniform Commercial Code of a jurisdiction other than New York, “Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions hereof relating to such perfection or effect of perfection or non-perfection.
“Collaboration Supported Biologic Patent Rights” has the meaning ascribed to such term in the Baxalta License Agreement.
“Collaboration Supported PH20 Patent Rights” has the meaning ascribed to such term in the Baxalta License Agreement.
“Collateral” has the meaning set forth in Section 8.01.
“Collateral Agent” means BioPharma Credit Investments IV Sub, LP, in its capacity as Collateral Agent, as appointed under Section 9.01 hereof, and its successors and permitted assigns in such capacity.
“Commencement Notice” has the meaning set forth in Section 6.01(a).
“Commercial Tort Claims” means all “commercial tort claims” as defined in Article 9 of the Code.
“Commitment Amount” means $150,000,000.
“Competitor” means any Person which, to the knowledge of a Lender based on representations from the applicable pledgee and assignee in accordance with Section 10.06, (a) conducts scientific research or engages in development activities with respect to diagnostic or therapeutic products in the biotechnology or pharmaceutical industries, (b) manufactures, promotes, markets, distributes or sells any diagnostic or therapeutic products in the biotechnology or pharmaceutical industries, or (c) controls, is controlled by or is under common control with any Person that conducts any of the activities in the foregoing clauses (a) or (b).
“Contract” means any (a) agreement and (b) certificate of incorporation, charter, limited liability company agreement, limited partnership agreement or by-law.
“Default” means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Deposit Accounts” means all “deposit accounts” as defined in Article 9 of the Code.
“Documents” means all “documents” as defined in Article 9 of the Code.
“Dollars” and the sign “$” means the lawful currency of the United States of America.
“EMA” means the European Medicines Agency, and any successor agency(ies) or authority having substantially the same function.
“Enacted”, as applied to a Regulatory Change, means the date such Regulatory Change first becomes effective or is implemented or first required or expected to be complied with, whether the same is the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority, a request or directive of a regulatory authority, or otherwise.

“Equipment” means all “equipment” as such term is defined in Article 9 of the Code.
“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, whether preferred or common and whether voting or nonvoting, and equity securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or other such interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust units or interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“Escrow Account” has the meaning ascribed to such term in the Escrow Agreement.
“Escrow Agent” means The Bank of New York Mellon (or such other bank approved by the Lenders), in its capacity as the escrow agent under the Escrow Agreement, and any successor in such capacity.
“Escrow Agent Fees” has the meaning ascribed to such term in the Escrow Agreement.
“Escrow Agreement” means that certain Escrow Agreement, to be dated as of the Closing Date (or such earlier date that the parties thereto shall agree), by and among the Borrower, Halozyme, the Collateral Agent and the Escrow Agent.
“Event of Default” means any of the events specified in Section 7.01.
“Event of Default Notice” has the meaning set forth in Section 6.04.
“Excluded Tax” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to or for the benefit of a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09(c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.09(d) and (d) any U.S. federal withholding Tax imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the IRS Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRS Code or intergovernmental agreement (or legislation, regulations or administrative guidance thereunder) for the implementation of the same.

“FDA” means the United States Food and Drug Administration, and any successor agency(ies) or authority having substantially the same function.
“Fixtures” means all “fixtures” as defined in Article 9 of the Code.
“General Intangibles” means all “general intangibles” as such term is defined in Article 9 of the Code.
“Generally Accepted Accounting Principles” means United States generally accepted accounting principles as in effect from time to time.
“Goods” (a) means all “goods” as defined in Article 9 of the Code and (b) includes all Inventory and Equipment (in each case, regardless of whether characterized as goods under the Code).
“Governmental Approval” means any authority, consent, approval, license (or the like) or exemption (or the like) of any Governmental Authority.
“Governmental Authority” means any government, court, regulatory or administrative agency or commission or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign).
“Governmental Registration” means any registration or filing (or the like) with, or report or notice (or the like) to, any Governmental Authority.
“Guaranty” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The word “Guarantee” when used as a verb has the correlative meaning.
“Halozyme” means Halozyme, Inc., a California corporation.
“Halozyme Technology” means the “Licensed IP Rights”, as such term is defined in the License Agreements.
“Indebtedness” of any Person means without duplication (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business, (d) any obligation of such Person as lessee under a capital lease, (e) any Mandatorily Redeemable Stock of such Person, (f) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (g) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other Guaranty issued by such other Person, (h) any Indebtedness of others secured by a Lien on any asset of such Person and (i) any Indebtedness of others Guaranteed by such Person.

“Indemnified Tax” means any Tax, other than an Excluded Tax, imposed on or with respect to any payments made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” has the meaning set forth in Section 10.14(b).
“Indemnity Collection Costs” has the meaning set forth in Section 6.02(c).
“Independent Director” has the meaning ascribed to such term in the LLC Agreement.
“Information”    means    data,    certificates,    reports,    statements    (including    financial statements), documents and other information.
“Instruments” means all “instruments” as defined in Article 9 of the Code.
“Intellectual Property” means (a) trademarks; (b) patents; (c) trade secrets; (d) copyrights; (e) domain names; and (f) any equivalent rights to any of the foregoing anywhere in the world.
“Intellectual Property Licenses” means any copyright licenses, patent licenses, trademark licenses and trade secret licenses.
“Interest Period” means, with respect to the Loan, the period: (a) commencing on (and including) the Closing Date (in the case of the initial Interest Period applicable to the Loan) or the last day of the prior Interest Period (in the case of each subsequent Interest Period applicable to the Loan) and (b) ending on each Quarterly Payment Date.
“Interest Rate” means, as of any Interest Rate Determination Date, the per annum interest rate equal to the LIBOR Rate as of such date plus 8.75%.
“Interest Rate Determination Date” means the commencement date of each Interest Period as set forth in clause (a) of the definition thereof.
“Inventory” means all “inventory” as defined in Article 9 of the Code.
“Investment Property” means (a) all “investment property” as such term is defined in Article 9 of the Code and (b) whether or not constituting “investment property” as so defined, all Equity Interests and other Securities.
“IRS Code” means the U.S. Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, or any corresponding provision of a successor law thereto.
“Joint Disbursement Instruction” has the meaning set forth in Section 6.03(b).
“Lender” means each Person signatory hereto as a “Lender” and its registered successors and assigns.
“Letter of Credit” means “letter of credit” as defined in Article 9 of the Code.
“Letter of Credit Right” means “letter-of-credit right” as defined in Article 9 of the Code.
“Liability” of any Person means (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under contract, Applicable Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.
“LIBOR Rate” means, as of any Interest Rate Determination Date, the rate per annum equal to (a) the rate of interest appearing on Reuters Screen LIBOR01 Page (or any successor page) for three-month Dollar deposits or (b) if no such rate is available, the rate of interest determined by the Collateral Agent to be the rate or the arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under clause (a) or (b) above at approximately 11:00 a.m., London time, on such Interest Rate Determination Date for a period of three months; provided, however, that, for purposes of calculating the Interest Rate, the LIBOR Rate shall at all times have a floor of 0.70% and a cap of 1.50%.
“License Agreements” means, collectively, the Baxalta License Agreement and the Roche License Agreement.
“Licensed Patent Rights” has the meaning ascribed to such term in the Baxalta License Agreements or the Roche License Agreement, as the context dictates.
“Licensee” means each of Baxalta and Roche.
“Licensee Payment Date” means, with respect to any calendar quarter, the date that is the sixtieth (60th) day after the end of such calendar quarter.
“License Termination Date” means the date on which both the Baxalta License Termination Date and the Roche License Termination Date shall have occurred.
“Lien” means, with respect to any property or asset (or any income or profits therefrom) of any Person (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise) (a) any mortgage, lien, pledge, attachment, levy or other security interest of any kind thereupon or in respect thereof or (b) any other arrangement, express or implied, under which the same is transferred, sequestered or otherwise identified so as to subject the same to, or make the same available for, the payment or performance of any Liability in priority to the payment of the ordinary, unsecured Liabilities of such Person. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“LLC Agreement” means the Limited Liability Company Agreement of the Borrower effective as of December 30, 2015, in form and substance satisfactory to the Lenders, and any duly authorized amendments or restatements thereto.
“Loan” means the term loans advanced by the Lenders pursuant to Section 2.01 in an original aggregate principal amount of $150,000,000.00.
“Loan Document Related Claim” means any claim or dispute (whether arising under Applicable Law, under contract or otherwise) in any way arising out of, related to, or connected with, the Loan Documents, the relationships established thereunder or any actions or conduct thereunder or with respect thereto, whether such claim or dispute arises or is asserted before or after the Agreement Date or before or after the Repayment Date.
“Loan Document Representation and Warranty” means any “Representation and Warranty” as defined in any Loan Document and any other representation or warranty made or deemed made under any Loan Document.

“Loan Documents” means (a) this Agreement, the Notes and the Escrow Agreement and (b) any other agreement, document or instrument, now or in the future, between the Borrower or any other Loan Party and the Collateral Agent or the Lenders in connection with this Agreement, including without limitation, the Roche Consent and Direction and the Baxalta Consent and Direction.
“Loan Party” means each of the Borrower and Halozyme.
“Mandatorily Redeemable Stock” means, with respect to any Person, any share of such Person’s capital stock to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other Liability of such Person, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings or (b) convertible into any share(s) of such Person’s capital stock described in clause (a) above.
“Material Adverse Effect” means any: (a) materially adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of any Loan Party that is a party thereto; (b) materially adverse effect on the binding nature, validity or enforceability of the Baxalta License Agreement as an obligation of Baxalta or Halozyme; (c) materially adverse effect on the binding nature, validity or enforceability of the Roche License Agreement as an obligation of Roche or Halozyme; (d) materially adverse effect on any of the Collateral (except to the extent such effect results directly from net sales or the prospects for future net sales of Product); (e) materially adverse effect on the binding nature, validity or enforceability of the Escrow Agreement as an obligation of the Escrow Agent; (f) materially adverse effect on the binding nature, validity or enforceability of the Purchase Agreement as an obligation of Halozyme; (g) material adverse change in any of the rights or remedies of the Collateral Agent or the Lenders under any Loan Document, or the ability of the Borrower to perform the Secured Obligations; (h) material adverse change in any of the rights or remedies of Borrower under the Purchase Agreement; (i) failure to pay when due any material amount or other material default by either Baxalta or Halozyme under the Baxalta License Agreement, or any material delay, elimination or material diminution of the amounts paid or payable by Baxalta under Sections 4.3, 4.6.1 or 9.1 of the Baxalta License Agreement with respect to any Post-Closing Royalty Amounts, but only to the extent caused by or resulting from any actual breach or default by Halozyme of any of its obligations under the Baxalta License Agreement; or (j) failure to pay when due any material amount or other material default by either Roche or Halozyme under the Roche License Agreement, or any material delay, elimination or material diminution of the amounts paid or payable by Roche under Sections 4.3, 4.6.6 or 9.1 of the Roche License Agreement with respect to any Post-Closing Royalty Amounts, but only to the extent caused by or resulting from any actual breach or default by Halozyme of any of its obligations under the Roche License Agreement.
“Maturity Date” means the earliest of: (a) the date on which payments made pursuant to Section 2.04 hereof have resulted in payment in full of all outstanding principal (including principal consisting of capitalized interest on the Loan) of and interest accrued on the Loan; (b) the License Termination Date; and (c) December 31, 2050.
“Maximum Permissible Rate” means, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (a) civil or criminal penalties being imposed on the payee or (b) the payee’s being unable to enforce payment of (or, if collected, to retain) all or any part of such amount or the interest payable thereon.
“Money” means “money” as defined in the Code.
“Note” means the Borrower’s secured promissory notes, each substantially in the form of Exhibit B hereto.

“Non-U.S. Lender” means a Lender that is not a U.S. Lender.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor thereto.
“Parent” means Halozyme Therapeutics, Inc., a Delaware corporation.
“Parent Disbursement Instruction” has the meaning set forth in Section 6.03(c).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001) and any successor statute.
“Payment Report” has the meaning set forth in Section 5.04(a).
“Permitted Liens” means (i) the Liens and rights of Set-off in favor of the Escrow Agent under the Escrow Agreement, (ii) the rights of Set-off of the Escrow Agent, as depositary, with respect to the Escrow Account and the Residual Account, and (iii) the Liens in favor of the Collateral Agent or the Lenders created hereby or otherwise existing under or in connection with the Loan Documents.
“Person” means any individual, sole proprietorship, corporation, partnership, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.
“PIK Payment” has the meaning set forth in Section 2.03(b).
“Pledged Royalty Rights” means (a) all of the Borrower’s right, title and interest in and to the Post-Closing Royalty Amounts, including all amounts credited or transferred to the Escrow Account pursuant to the Escrow Agreement, (b) all of the Borrower’s rights under the Escrow Agreement, (c) all of the Borrower’s right, title and interest in, to and under the Purchase Agreement and (d) all Proceeds in respect of any of the foregoing.
“Post-Closing Royalty Amounts” means: (a) any and all royalty payments specified in Section 4.3 of the Baxalta License Agreement paid or payable pursuant thereto after the effective date of the Purchase Agreement (including late payments thereof, if any); (b) any and all royalty payments specified in Section 4.3 of the Roche License Agreement paid or payable pursuant thereto after the effective date of the Purchase Agreement (including late payments thereof, if any); (c) any and all amounts paid or payable pursuant to Section 4.6.1 of the Baxalta License Agreement after the effective date of the Purchase Agreement with respect to the underpayment of any royalties payable under Section 4.3 of the Baxalta License Agreement (excluding the out- of-pocket costs of the auditing party in connection with any such audit that are payable by Baxalta, if any); (d) any and all amounts paid or payable pursuant to Section 4.6.6 of the Roche License Agreement after the effective date of the Purchase Agreement with respect to the underpayment of any royalties payable under Section 4.3 of the Roche License Agreement (excluding the out-of-pocket costs of the auditing party in connection with any such audit that are payable by Roche, if any); (e) any and all indemnity payments paid or payable pursuant to Section 9.1 of the Baxalta License Agreement with respect to Liabilities (as defined in the Baxalta License Agreement) suffered by Borrower after the effective date of the Purchase Agreement with respect to any amounts payable under Sections 4.3 or 4.6.1 of the Baxalta License Agreement; and (f) any and all indemnity payments paid or payable pursuant to Section 9.1 of the Roche License Agreement with respect to Liabilities (as defined in the Roche License Agreement) suffered by Borrower after the effective date of the Purchase Agreement with respect to any amounts payable under Sections 4.3 or 4.6.6 of the Roche License Agreement.

“Prepayment Premium” means, with respect to any prepayment of the Loan by the Borrower pursuant to this Agreement, an amount equal to the product of the amount of such prepayment (including all principal and any interest that has been capitalized and added thereto in accordance with Section 2.03(b)), multiplied by 0.05.
“Proceeds” means all “proceeds” (as such term is defined in Article 9 of the Code) of Collateral.
“Product” means, collectively, Baxalta Product and Roche Product.
“Purchase Agreement” means that certain Asset Purchase Agreement, to be dated as of the Closing Date (or such earlier date that the parties thereto shall agree), by and between Halozyme and the Borrower, and the related Bill of Sale, each in form and substance satisfactory to the Lenders, and any amendments or restatements thereto.
“Quarterly Cap” means: (a) with respect to the amount of any Adjusted Post-Closing Royalty Amounts paid under the License Agreements during any calendar quarter occurring in the calendar year ending December 31, 2017 (regardless of when earned or accrued) attributable to any royalty payments described in clauses (a) and (b) of the term “Post-Closing Royalty Amounts”, $13,750,000.00; (b) with respect to the amount of any Adjusted Post-Closing Royalty Amounts paid under the License Agreements during any calendar quarter occurring in the calendar year ending December 31, 2018 (regardless of when earned or accrued) attributable to any royalty payments described in clauses (a) and (b) of the term “Post-Closing Royalty Amounts”, $18,750,000.00; (c) with respect to the amount of any Adjusted Post-Closing Royalty Amounts paid under the License Agreements during any calendar quarter occurring in the calendar year ending December 31, 2019 (regardless of when earned or accrued) attributable to any royalty payments described in clauses (a) and (b) of the term “Post-Closing Royalty Amounts”, $21,250,000.00, and (d) with respect to the amount of any Adjusted Post-Closing Royalty Amounts paid under the License Agreements during any calendar quarter occurring on or after January 1, 2020 (regardless of when earned or accrued) attributable to any royalty payments described in clauses (a) and (b) of the term “Post-Closing Royalty Amounts”, $22,500,000.00.
“Quarterly Payment Date” means, with respect to each calendar quarter, the date that is fifteen (15) days after the Licensee Payment Date with respect to such calendar quarter.
“Recipient” means any Lender and any other recipient (including on a pass-through basis for U.S. federal income tax purposes) of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document.
“Register” has the meaning set forth in Section 2.07(a).
“Regulatory Change” means any Applicable Law, interpretation, directive, determination, request or guideline (whether or not having the force of law), or any change therein or in the administration or enforcement thereof, that is Enacted after the Agreement Date, including any such that imposes, increases or modifies any Tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub- advisors and representatives of such Person and of such Person’s Affiliates.
“Required Lenders” means Lenders representing greater than the Applicable Percentage of the outstanding principal amount of the Loan evidenced by the Notes.

“Repayment Date” means the later of (a) the termination of this Agreement and (b) the payment in full of the Secured Obligations.
“Representation and Warranty” means any representation or warranty made pursuant to or under (a) Article IV or any other provision of this Agreement or (b) any amendment to, or waiver of rights under, this Agreement.
“Residual Account” has the meaning ascribed to such term in the Escrow Agreement.
“Residual Amount” means, with respect to any Interest Period, an amount, if greater than zero, equal to the Adjusted Post-Closing Royalty Amounts paid during such Interest Period into the Escrow Account pursuant to the Escrow Agreement less the Quarterly Cap, if any, applicable to the Adjusted Post-Closing Royalty Amounts earned or accrued during the calendar quarter to which such Quarterly Cap, if any, applies and paid during such Interest Period.
“Responsible Officer of the Borrower” means the manager, or any senior or other responsible officer, of the Borrower.
“Restricted Payment” means any payment with respect to or on account of any of the Borrower’s Equity Interests, including any dividend or other distribution on, any payment of interest on or principal of, and any payment on account of any purchase, redemption, retirement, exchange, defeasance or conversion of, or on account of any claim relating to or arising out of the offer, sale or purchase of, any such Equity Interests. For the purposes of this definition, a “payment” shall include the transfer of any asset or the incurrence of any Indebtedness or other Liability (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively) but shall not include the issuance of any capital stock of the Borrower other than Mandatorily Redeemable Stock.
“Roche” means F. Hoffmann-La Roche Ltd., a Swiss corporation, and Hoffmann-La Roche Inc., a New Jersey corporation, individually or collectively as the context dictates.
“Roche Consent and Direction” means the Consent and Acknowledgement of Payment Direction, to be dated on or prior to the Closing Date, in form and substance satisfactory to the Lenders.
“Roche License Agreement” means the License and Collaboration Agreement, dated as of December 5, 2006, by Halozyme and Roche and any amendments, restatements, supplements or other modifications thereto.
“Roche License Termination Date” means the date on which the Borrower’s right to receive royalties under Section 4.3 of the Roche License Agreement and other Post-Closing Royalty Amounts under Section 4.6.6 or 9.1 of the Roche License Agreement has terminated in its entirety.
“Roche Product” means each “Kit Product” and “Coformulation Product”, as such terms are defined in the Roche License Agreement.
“Roche Side Letters” means (a) that certain letter agreement, dated June 14, 2010, between Halozyme and Roche and (b) that certain letter, dated September 3, 2015, from Halozyme to Roche.
“Royalty Rights” has the meaning set forth in Section 4.11.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii)(A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Secured Obligations” means all obligations of the Borrower under this Agreement, the Notes and any of the other Loan Documents, in each case whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including, subject to Sections 2.03 and 2.04 hereof, the obligation to pay the principal (including principal consisting of capitalized interest on the Loan) of and all interest (including to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys’ fees and any other sums payable (including Additional Consideration and any applicable Prepayment Premium) by the Borrower to the Collateral Agent or the Lenders under this Agreement, the Notes or any of the other Loan Documents.
“Secured Parties” means, collectively, the Lenders and the Collateral Agent.
“Securities Account” means all “securities accounts” as defined in Article 8 of the Code.
“Security” means “security” as defined in Article 8 of the Code.
“Set-off” means any set-off, offset, rescission, claim, counterclaim, defense, reduction or deduction of any kind. Without limiting the generality of the foregoing, the term “Set-off” shall include the right of Baxalta (or its Affiliates), Roche (or its Affiliates) or other applicable licensee to pay less than the otherwise required amount of the Post-Closing Royalty Amount for any reason, including in connection with (a) a breach by Halozyme of either License Agreement, (b) any rights to reimbursement of any costs or expenses of Baxalta (or its Affiliates), Roche (or its Affiliates) or such other licensee under either License Agreement or (c) any amounts paid or payable pursuant to any indemnification rights or other obligations of Halozyme under either License Agreement.
“Single Purpose Entity” means, as such term applies to the Borrower, a Person that (i) does not engage at any time in any business or business activity other than any business or business activity consisting of (or reasonably incidental to) the performance of its obligations or the exercise of its rights under or in connection with the Transaction Documents and the Loan Documents, (ii) owns no assets other than those required for or reasonably related to the conduct of any such business or business activity, including its books and records, deposit accounts maintained pursuant to the Escrow Agreement, cash and the Collateral, (iii) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person; provided, that the Borrower’s financial statements may be included in the consolidated financial statements of Halozyme and/or its parent company, (iv) holds itself out as being a Person, separate and apart from any other Person, except that the Borrower is a disregarded entity for U.S. federal tax purposes, (v) does not commingle its assets or properties with those of any other Person, (vi) conducts its own business in its own name, (vii) prepares and maintains separate financial statements, (viii) pays its own liabilities out of its own funds except as permitted under the Loan Documents, (ix) observes all limited liability company formalities, (x) maintains an arm’s-length relationship with Halozyme and its other Affiliates, (xi) pays the salaries of its own employees, if any, and does so with its own funds, (xii) does not

Guarantee or otherwise obligate itself with respect to the Indebtedness or other Liabilities of any other Person or hold out its credit as being available to satisfy the Indebtedness or other Liabilities of any other Person, (xiii) does not acquire Indebtedness, Equity Interests or other securities of its member, (xiv) allocates fairly and reasonably any overhead for any shared office space, (xv) uses separate stationery, invoices, and checks, if any, (xvi) does not pledge its assets or properties for the benefit of any other Person or make any loans or advances to any other Person, (xvii) does and will correct any known misunderstanding regarding its separate identity, and (xviii) maintains adequate capital in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Collateral available to Borrower to do so after the payment of its obligations under this Agreement and this clause shall not require Halozyme to make additional capital contributions to Borrower).
“Subsidiary” means with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors (or, if there are no such voting interests, 50% or more of the equity interests) under ordinary circumstances is at the time owned, directly or indirectly, by such Person or by another Subsidiary of such Person or (ii) any other Person of which at least a majority voting interest (or, if there are no such voting interests, 50% or more of the Equity Interests) under ordinary circumstances is at the time owned, directly or indirectly, by such Person or by another Subsidiary of such Person.
“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Trading with the Enemy Act” means the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.
“Transaction Documents” means the Baxalta License Agreement, the Roche License Agreement, the Baxalta Side Letters, the Roche Side Letters, the Purchase Agreement, the Baxalta Consent and Direction and the Roche Consent and Direction.
“United States” and “U.S.” mean the United States of America.
“U.S. Lender” means a Lender that is a United States person, as such term is defined under Section 7701(a)(30) of the IRS Code.
Section 1.02 Other Interpretative Provisions. For the purposes hereof and as used herein, except as otherwise specified, (a) references to any Person include its successors and assigns and, in the case of any governmental authority, any Person succeeding to its functions and capacities; (b) references to any Applicable Law include amendments, supplements and successors thereto; (c) references to any Loan Document or Contract include amendments, supplements and waivers thereto (and, in the case of instruments, instruments issued in substitution therefor); (d) references to specific sections, articles, annexes, schedules and exhibits are to this Agreement; (e) words importing gender include the other gender; (f) the singular includes the plural and the plural includes the singular; (g) the words “including”, “include” and “includes” shall be deemed followed by the words “without limitation”; (h) each authorization herein shall be deemed irrevocable and coupled with an interest; (i) all accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with Generally Accepted Accounting Principles; (j) captions and headings are for ease of reference only and shall not affect the construction hereof; (k) references to any time of day shall be to New York time; (l) the words “knowledge of the Borrower,” “of which the

Borrower is aware”, “knowledge of Halozyme”, “of which Halozyme is aware” and similar phrases shall be deemed to constitute references to the knowledge of the Borrower and Halozyme; and (m) the word “or” is not exclusive.

ARTICLE II
CREDIT FACILITY
Section 2.01    Loan.
Subject to the terms and conditions hereof (including Section 3.01(a)), the Lenders, severally and not jointly, agree to make, on the Closing Date, the Loan to the Borrower in an aggregate original principal amount of $150,000,000.00, which such original principal amount shall be allocated among the Lenders in accordance with Exhibit A hereto.
Section 2.02    Manner of Borrowing.
The Lenders shall disburse the Loan on the Closing Date no later than 12:00 PM on such date in Dollars in funds immediately available to the Borrower (in accordance with the allocations set forth in Exhibit A hereto) by wire transfer to an account of the Borrower in the United States as shall have been specified in a prior written notice to the Lenders.
Section 2.03    Interest.
(a)Interest. The Loan shall bear interest on the outstanding principal amount thereof (including principal consisting of capitalized interest on the Loan) during each Interest Period at a rate per annum equal to the Interest Rate as determined on the Interest Rate Determination Date falling on the commencement of the applicable Interest Period. The Collateral Agent shall give notice to the Borrower and the Lenders of the Interest Rate on each Interest Rate Determination Date.
(b)Payment. Interest in respect of the Loan shall be payable in cash in Dollars quarterly in arrears on each Quarterly Payment Date and on (i) the Maturity Date and (ii) any other date on which the Loan or any portion thereof shall be due (whether by reason of notice of prepayment or acceleration or otherwise), but only to the extent then accrued on the amount then so due; provided, however, that if on any Quarterly Payment Date the Available Amount available for the payment of accrued and unpaid interest in respect of the Loan as determined pursuant to Section 2.04 is insufficient to make such interest payment in full in cash on any such Quarterly Payment Date, the amount of any such shortfall shall instead be “paid-in- kind” by being capitalized and added to the outstanding principal balance of the Loan on such Quarterly Payment Date (such that the same shortfall amount will no longer constitute accrued and unpaid interest but instead will be part of the principal of the Loan for all purposes), (each, a “PIK Payment”). Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of the Loan shall refer to the face amount of the Loan and shall include any increase in the principal amount of the outstanding Loan as a result of a PIK Payment.
(c)Computation of Interest. Interest shall be computed on the basis of a year of 360 days and the actual number of days elapsed. Interest for any period, including any Interest Period, shall be calculated from and including the first day thereof to but excluding the last day thereof.

(d)Maximum Interest Rate. Nothing contained in the Loan Documents shall require the Borrower at any time to pay interest at a rate exceeding the Maximum Permissible Rate. If interest payable by the Borrower on any date would exceed the maximum amount permitted by the Maximum Permissible Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Maximum Permissible Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum amount permitted for such period shall be deemed to have been applied as a prepayment of the Loan (but without any prepayment penalty).
Section 2.04 Repayment. The Loan shall be due and payable in quarterly installments on each Quarterly Payment Date, in an amount equal to (such amount being referred to as the “Available Amount”): (a) for each Interest Period occurring prior to January 1, 2017, $0, (b) for each Interest Period occurring on or after January 1, 2017 and ending prior to January 1, 2018, the lesser of (i) fifty percent (50%) of the Adjusted Post-Closing Royalty Amounts paid under the License Agreements during such Interest Period and (ii) the Quarterly Cap applicable to the Adjusted Post-Closing Royalty Amounts paid under the License Agreements during the calendar quarter to which such Quarterly Cap applies (regardless of when earned or accrued) and received during such Interest Period; and (c) for each Interest Period ending on or after January 1, 2018, the lesser of (i) one hundred percent (100%) of the Adjusted Post-Closing Royalty Amounts paid under the License Agreements during such calendar quarter and (ii) the Quarterly Cap applicable to the Adjusted Post-Closing Royalty Amounts paid under the License Agreements during the calendar quarter to which such Quarterly Cap applies (regardless of when earned or accrued) and received during such Interest Period; less, in each case, the portion of the Available Amount applied to interest as hereinafter provided in this Section 2.04. The Available Amount shall be applied on each such Quarterly Payment Date as follows: (i) first, to the payment of any unpaid and uncapitalized interest accrued during prior Interest Periods, if any, (ii) second, to the payment of interest accrued during the current Interest Period, and (iii) third, to the payment of the outstanding principal amount of Loan. The outstanding principal amount of the Loan (including principal consisting of capitalized interest on the Loan) shall mature and shall be due and payable on the Maturity Date (together with all accrued and unpaid interest thereon), provided, however, in the event any such principal or interest remains outstanding on the Maturity Date following the occurrence of the License Termination Date, the Borrower’s obligation to repay such principal and interest shall be limited to the Available Amount.
For the avoidance of doubt, the Lenders and the Borrower confirm that the failure of the Borrower to repay the Loan on the Maturity Date, or any other date, resulting from the failure of Baxalta to make payments under the Baxalta License Agreement or from the failure of Roche to make payments under the Roche License Agreement, for any reason other than a breach or default by Halozyme of any of its obligations under the Baxalta License Agreement or the Roche License Agreement, respectively, shall not constitute a breach of Section 2.03(b) or this Section 2.4 or constitute an Event of Default under Section 7.01(a).
Section 2.05 Voluntary Prepayments. At any time after January 1, 2019, the Borrower may prepay the outstanding principal amount of the Loan in whole or in part in increments of no less than $25,000,000 upon at least three (3) Business Days’ prior written notice to the Lenders (which notice may be by telephone, if confirmed in writing immediately thereafter, facsimile, e- mail or other written communication). All prepayments by the Borrower pursuant to this Section 2.05 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to the date of payment in full, which unpaid interest, for the avoidance of doubt, shall not include any such interest that has already been capitalized and added to the then-outstanding principal amount of the Loan in accordance with Section

2.03(b). Any prepayments of the Loan by the Borrower pursuant to this Section 2.05 shall, in each case, be accompanied by payment of the applicable Prepayment Premium.
Section 2.06 Mandatory Prepayment for Change in Control. Upon a Change in Control, Borrower shall prepay the outstanding amounts of the Loan in full, without any notice from or other action by Lenders, no later than ten (10) Business Days after the consummation of such Change in Control. Prepayment by the Borrower pursuant to this Section 2.06 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to the date of payment in full, which unpaid interest, for the avoidance of doubt, shall not include any such interest that has already been capitalized and added to the then-outstanding principal amount of the Loan in accordance with Section 2.03(b). The prepayment of the Loan by the Borrower pursuant to this Section 2.06 shall be accompanied by payment of the applicable Prepayment Premium. From and after the Closing Date, Borrower shall promptly, and in any event no later than two (2) Business Days prior to the consummation thereof, notify the Collateral Agent and the Lenders in writing in accordance with Section 10.01 of the occurrence of a Change in Control, which notice shall include reasonable detail as to the nature and other circumstances of such Change in Control.
Section 2.07    Register.
(a)    The Collateral Agent shall establish and maintain at its address referred to in Section 10.01 (i) a record of ownership (the “Register”) in which the Collateral Agent shall register by book entry the interests (including any rights to receive payment of principal and interest hereunder) of each Lender in each Note, and any assignment of any such interest and (ii) accounts in the Register in accordance with its usual practice in which it shall record (A) the names, addresses and bank account details of the Lenders (and any change thereto pursuant to this Agreement), (B) the principal amounts (and stated interest) owing to each Lender and (C) any other payment received by the Lenders pursuant to the Loan Documents.
(b)    Notwithstanding anything to the contrary contained in this Agreement, (i) each Note is a registered obligation, (ii) the right, title and interest of the Lenders and their assignees in and to the Notes or any portion thereof shall be transferable only upon notation of such transfer in the Register and (iii) no assignment thereof therein shall be effective until recorded therein. This Section 2.07 and Sections 10.06 and 10.13 shall be construed so that each Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRS Code and Section 5f.103-1(c) of the United States Treasury Regulations.
(c)    The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender (and as the owner of the amounts owing to it under the Notes as reflected in the Register) for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by such Lender at any reasonable time and from time to time upon reasonable prior notice.
Section 2.08 Evidence of Indebtedness. The Loan and the Borrower’s obligation to repay the Loan with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement, the Register, and one or more Notes. The terms of this Agreement shall be incorporated by reference into the Notes as if set forth therein and, in the event of any conflict between the terms of this Agreement and the Notes, the terms of this Agreement shall control.
Section 2.09    Payments by the Borrower.

(a)Time, Place and Manner. Any and all payments and other amounts due under the Loan Documents shall be made to the applicable Lender’s bank account as designated by such Lender in writing by notice from time to time to the Borrower. A payment to be made in cash hereunder shall not be deemed to have been made on any day unless such payment has been received by the applicable Lender, at the required place of payment, in Dollars in funds immediately available to such Lender at such place, no later than 12:00 p.m. (noon) on such day.
(b)No Reductions. All payments due to Lenders under the Loan Documents shall be made by Borrower without any reduction or deduction for any Set-off, recoupment, counterclaim or similar amount, except as required by Applicable Law.
(c)Withholding Taxes; Indemnification. Borrower and each Lender intend that under current Applicable Law, no deduction or withholding for any Tax is required with respect to any payments due to a Recipient under the Loan Documents, provided that such Recipient has complied with the applicable requirements of Section 2.09(d). All payments due to each Lender under the Loan Documents shall be made by Borrower without any deduction or withholding for any Tax. If any Applicable Law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower to each applicable Lender shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.09(c)) the recipient Lender receives an amount equal to the sum that it would have received had no such deduction or withholding been made. The Borrower shall indemnify each Recipient, within five (5) days after request therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09(c)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient shall be conclusive absent manifest error.

(d)	Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)	Without limiting the generality of the foregoing,
(A)a U.S. Lender shall deliver to the Borrower on or prior to the Closing Date or later date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)a Non-U.S. Lender shall, to the extent legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the Closing Date or later date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(1)in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty, and establishing compliance with FATCA;

(2)	executed originals of IRS Form W-8ECI;
(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRS Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRS Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRS Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRS Code and (y) executed originals of IRS Form W-8BEN-E, and establishing compliance with FATCA; or
(4)to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by any certifications or documents required by Section 2.09(d)(i) or (ii) with respect to the beneficial owner, and establishing compliance with FATCA.
(iii)any Non-U.S. Lender shall deliver, to the extent legally entitled to do so, to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the Closing Date or later date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from U.S. federal withholding Tax, duly completed; and
(iv)each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(e)Treatment of Certain Refunds.    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)Extension of Payment Dates. Whenever any payment to the Lenders under the Loan Documents would otherwise be due (except by reason of acceleration) on a day that is not a Business Day, such payment shall instead be due on the next succeeding Business Day. If the date any payment under the Loan Documents is due is extended (whether by operation of any Loan Document, Applicable Law or otherwise), such payment shall bear interest for such extended time at the Interest Rate applicable hereunder.
(g) Prepayment Premium. Any prepayments of the Loan by the Borrower (i) after January 1, 2019 pursuant to Section 2.05, (ii) as a result of a Change in Control pursuant to Section 2.06, (iii) as a result of the acceleration of the Maturity Date pursuant to Section 7.02(a) or (iv) as a result of any other circumstance where the Borrower violates its obligations under this Agreement to avoid payment of such Prepayment Premium, shall, in any such case, be accompanied by payment of the applicable Prepayment Premium.
Section 2.10 Changes In Law. If at any time any Lender determines that any Regulatory Change Enacted after the Agreement Date makes it unlawful or impossible for such Lender to maintain the Loan, such Lender shall promptly notify the Borrower of any circumstance that would make the provisions of this Section 2.10 applicable and each of such Lender, Borrower and Halozyme agree, if legally possible and commercially practicable under the circumstances, to promptly negotiate in good faith such amendments or other modifications to the Loan, this Agreement or any of the other Loan Documents to which it is a party, as the case may be, so that it is no longer unlawful or impossible for such Lender to maintain the Loan. Each Lender agrees to pay (within five (5) days after the receipt of written notice from Borrower and Halozyme) all out-of-pocket costs and expenses of Borrower and Halozyme (including, without limitation, the reasonable and documented fees and expenses of Borrower’s and Halozyme’s legal counsel) reasonably incurred by Borrower and Halozyme in connection with any such negotiations, amendments or modifications involving such Lender.
Section 2.11 Additional Consideration. As additional consideration for the making of the Loan, Borrower shall pay to each Lender on the Closing Date an amount equal to one percent (1.00%) of the original principal amount of the Loan allocated to such Lender in accordance with Exhibit A hereto (the “Additional Consideration”).
Section 2.12    Pro Rata Treatment.
(a)All payments on account of principal of or interest of the Loan, fees or any other Secured Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Secured Obligations owed to them respectively.

(b)If any Lender shall, by exercising any right of Set-off (including in accordance with Section 7.02(c)) or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan or other Secured Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loan and accrued interest thereon or other such Secured Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the other Lenders of such fact and (ii) purchase (for cash at face value) participations in the Loan and such other Secured Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on the Loan and other amounts owing them; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, then such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this Section 2.12(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loan evidenced by its Note to any assignee or participant, other than to the Borrower or its Affiliates (as to which the provisions of this Section 2.12(b) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of Set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a Set-off to which this Section 2.12(b) applies, then such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.12(b) to share in the benefits of any recovery on such secured claim.
Section 2.13 AHYDO. Notwithstanding anything in this Agreement to the contrary, commencing with the first “accrual period” (as defined under Treasury Regulation Section 1.1272-1(b)(1)(ii)) ending after the fifth anniversary of the Agreement Date, and each accrual period thereafter, the Borrower shall, in respect of the Loan, pay in cash, on or before the end of such accrual period, both the stated interest due and payable as set forth in Section 2.03 and any accrued and unpaid “original issue discount” (determined in accordance with Treasury Regulation Sections 1.1273-1 and 1.1272-1 and taking into account, for the avoidance of doubt, the Additional Consideration) with respect to the Loan if, but only to the extent that, the aggregate amount of such original issue discount that has accrued and has not been paid in cash from the Agreement Date through the end of such accrual period (treating any payments made pursuant to this Article II as a payment of interest and original issue discount to the full extent required under Treasury Regulation Sections 1.446-2(e)(l) and 1.1275-2(a)) exceeds the product of the “issue price” (as defined in Treasury Regulation Section 1.1273-2(a)(1)) of the Loan and the “yield to maturity” (determined in accordance with Treasury Regulation Section 1.1272-1(b) and taking into account, for the avoidance of doubt, the Additional Consideration) on the Loan.

ARTICLE III CONDITIONS TO LOAN
Section 3.01    Conditions to Loan.
(a)The obligation of the Lenders to make the Loan is subject to the determination by the Lenders, in their sole and absolute discretion, that each of the following conditions has been fulfilled prior to the making of the Loan:
(i)the Lenders shall have received duly executed copies of this Agreement and each of the other Loan Documents and such other certificates, documents, instruments and agreements as the Lenders shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents;
(ii)the Lenders shall have received from each Loan Party each of the items referred to in clauses (x) and (y) below:
(x)a copy of the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other constituent or governing documents, including all amendments thereto, of such Loan Party, (A) if applicable in such jurisdiction, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official), and (B) otherwise, (1) certified by the Secretary or Assistant Secretary of such Loan Party or other Person duly authorized by the constituent documents of such Loan Party or (2) in form and substance reasonably satisfactory to the Lender; and
(y)a certificate of the Secretary or Assistant Secretary or similar officer of such Loan Party or other Person duly authorized by the constituent documents of such Loan Party dated as of the Closing Date and certifying:
(A)that attached thereto is a true and complete copy of the limited liability company agreement, certificate of incorporation, by-laws or other equivalent constituent and governing documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below;
(B)that attached thereto is a true and complete copy of the resolutions (or equivalent authorizing actions) duly adopted by such Loan Party’s managing member or non-member manager or board of directors, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, the Purchase Agreement and the Consent and Direction and, in the case of such resolutions of the Borrower, the borrowings pursuant to the Loan, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;
(C)that the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other equivalent constituent and governing documents of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (ii)(x) above;
(D)that attached thereto are true and complete copies of each of the Transaction Documents to which it is a party; and
(E)as to the incumbency and specimen signature of each officer or other duly authorized Person executing any Loan Document or any other document delivered in connection herewith on behalf of each of the Loan Parties (including, without limitation, the Purchase Agreement, the Baxalta Consent and Direction and the Roche Consent and Direction);
(iii)the Lenders shall have received (A) UCC-1 financing statements in appropriate form for filing and necessary and sufficient to perfect the security interests created pursuant to this Agreement, (B) evidence satisfactory to it that an appropriate UCC-1 financing statement has been filed in the correct filing office with respect to the sale and back-up security interest provided for in the Purchase Agreement and (C) the results of a recent lien search in each of the jurisdictions where the Borrower, Halozyme and their respective assets, including the Collateral, are located or deemed located, and such search shall reveal no Liens on any of the Borrower’s assets (including those acquired from Halozyme pursuant to the Purchase Agreement), including the Collateral;
(iv)the Lenders shall have received an opinion or opinions of counsel to the Loan Parties, satisfactory in scope, form and substance to the Lenders, in respect of (A) certain corporate and Code matters, and (B) true sale and consolidation;
(v)the Lenders shall have received (A) the Baxalta Consent and Direction, fully executed by the parties thereto, and a copy of the Commencement Notice delivered by Halozyme to Baxalta, and (B) the Roche Consent and Direction, fully executed by the parties thereto, and a copy of the Commencement Notice delivered by Halozyme to Roche;
(vi)each Loan Document Representation and Warranty shall be true and correct at and as of the time the Loan is to be made;
(vii)no Default shall have occurred and be continuing at the time the Loan is to be made or would result from the making of the Loan or from the application of the proceeds thereof;
(viii)no Regulatory Change Enacted after the Agreement Date makes it unlawful or impossible for any Lender to make the Loan;
(ix)the Lenders shall have received a certificate, signed by a financial officer of the Borrower, on the date of the Loan, (x) stating that no Default has occurred and is continuing and (y) stating that each Loan Document Representation and Warranty of the Borrower is true and correct as of such date;
(x)the Lenders shall have received a certificate, signed by an officer of Halozyme, on the date of the Loan, stating that each Loan Document Representation and Warranty of Halozyme is true and correct as of such date; and
(xi)the Lenders shall have received evidence of the Consent, Release and Third Amendment to Amended and Restated Loan and Security Agreement, dated as of December 28, 2015,

by and among, Oxford Finance LLC, Silicon Valley Bank, Halozyme and Parent, which remains in full force and effect as of the Closing, and, for the avoidance of doubt, the release described in Section 3 therein shall be effective and each of the covenants in Section 9 therein shall be fully satisfied.

ARTICLE IV

CERTAIN REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Agreement and to make the Loan, each of the Borrower and Halozyme, severally and not jointly with the other, represents and warrants to the Collateral Agent and the Lenders as follows, which representations and warranties shall be deemed to be made on the Agreement Date and the Closing Date (both with and without giving effect to the Loan):
Section 4.01 Organization; Power; Qualification. Such Loan Party is a corporation or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of the State of Delaware (in the case of the Borrower) or the State of California (in the case of Halozyme), has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and in good standing as a foreign company, and is authorized to do business, in all jurisdictions in which the character of its properties or the nature of its business requires such qualification or authorization, except for qualifications and authorizations the lack of which, singly or in the aggregate, has not had and will not have a Material Adverse Effect.
Section 4.02 Authorization; Enforceability; Required Consents; Absence of Conflicts. Such Loan Party has the power, and has taken all necessary action to authorize it, to execute, deliver and perform in accordance with their respective terms the Loan Documents and Transaction Documents to which it is party and to exercise its rights under the License Agreement and the other Transaction Documents to which it is a party. This Agreement has been, and each of the other Loan Documents to which it is a party when delivered to the Lenders will have been, duly executed and delivered by such Loan Party and is, or when so delivered will be, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance in accordance with their respective terms by such Loan Party of the Loan Documents and the Transaction Documents to which it is party, and, in the case of the Borrower, the borrowing hereunder, do not and (absent any change in any Applicable Law or any applicable Contract) will not (a) require any Governmental Approval or any other consent or approval to have been obtained or any Governmental Registration to have been made, other than (i) Governmental Approvals and other consents and approvals and Governmental Registrations that have been obtained or made, as the case may be, are final and not subject to review on appeal or to collateral attack, are in full force and effect and copies of which have been delivered to the Lenders and (ii) the filing of financing statements under the Code necessary and sufficient to perfect the security interests created pursuant to this Agreement, or (b) violate, conflict with, result in a breach of, constitute a default under, require the consent or approval of any Person (other than the Baxalta Consent and Direction and the Roche Consent and Direction), or, except as expressly contemplated in the Loan Documents, result in or require the creation of any Lien upon any assets of such Loan Party under, (i) any Contract to which such Loan Party is a party or by which such Loan Party or any of its properties may be bound or (ii) any Applicable Law. Each of the Transaction Documents to which such Loan Party is a party is in full force and effect, and has not been amended, modified or supplemented.

Section 4.03 Litigation. There are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits or proceedings pending or, to the knowledge of such Loan Party, threatened against or in any other way relating to or affecting (a) such Loan Party or any of its business or properties, (b) Product or (c) any Loan Document or Transaction Document to which it is a party, except (in the case of (a) and (b) above) those actions, suits or proceedings that, if adversely determined, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (without giving effect the parenthetical in clause (d) of the definition of “Material Adverse Effect”).
Section 4.04 Information. The Information furnished to the Collateral Agent and the Lenders by or on behalf of such Loan Party on or prior to the Agreement Date does not, and the Information furnished to the Collateral Agent and the Lenders by or on behalf of such Loan Party after the Agreement Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made; provided, however, that in no event does a Loan Party make any representation as to the truth or accuracy of Information generated or disclosed by third parties, including Baxalta and Roche.
Section 4.05 No Adverse Change or Event. No change, effect, event, occurrence, state of facts, development or condition has occurred relating to or affecting the business, assets, Liabilities, financial condition, results of operations or business prospects of the Borrower, and no change, effect, event, occurrence, state of facts, development or condition relating to or affecting either License Agreement, the other Transaction Documents, any other Loan Party (or any of its Subsidiaries or Affiliates other than Borrower), or, to such Loan Party’s knowledge, Baxalta (or any of its Subsidiaries or Affiliates) or Roche (or any of its Subsidiaries or Affiliates) has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, effects, events, occurrences, facts, developments, conditions and failures, a Material Adverse Effect (without giving effect the parenthetical in clause (d) of the definition of “Material Adverse Effect”).
Section 4.06 No Default. No Default exists hereunder or would result from the making of the Loan or from the application of the proceeds thereof.
Section 4.07 Investment Company Act. Such Loan Party is not an “investment company” or a Person “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.
Section 4.08    License Agreements.
(a)Other than the Transaction Documents and the Loan Documents to which it is a party, there is no contract, agreement or other arrangement (whether written or oral) to which such Loan Party or any of its Subsidiaries or Affiliates is a party or by which any of its or their assets or properties is bound or committed (i) that creates a Lien on the Collateral (or any portion thereof) or (ii) the breach, nonperformance, cancellation or termination of which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(b)The Baxalta License Agreement, the Baxalta Side Letters and the Baxalta Consent and Direction constitute the entire agreement between Halozyme and Baxalta (and its Affiliates) relating to the Collateral (including, without limitation, the Post-Closing Royalty Amounts).
(c)The Roche License Agreement, the Roche Side Letters and the Roche Consent and Direction constitute the entire agreement between Halozyme (and its Affiliates) and Roche (and its Affiliates) relating to the Collateral (including without limitation the Post-Closing Royalty Amounts).

(d)The Baxalta License Agreement is the legal, valid and binding obligation of Halozyme and, to the knowledge of such Loan Party, Baxalta, enforceable against Halozyme and, to the knowledge of such Loan Party, Baxalta, in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles. There is no breach or default, and no event has occurred or circumstance exists (other than as expressly provided for in the Baxalta License Agreement) that (with or without notice or lapse of time, or both) would constitute or give rise to a breach or default, in the performance of the Baxalta License Agreement by Halozyme or, to the knowledge of such Loan Party, Baxalta. To the knowledge of such Loan Party, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would give either Halozyme or Baxalta the right to terminate the Baxalta License Agreement for breach or give Baxalta or any of its Affiliates a right of Set-off against any amounts payable thereunder, including any Post-Closing Royalty Amounts.
(e)The Roche License Agreement is the legal, valid and binding obligation of Halozyme and, to the knowledge of such Loan Party, Roche, enforceable against Halozyme and, to the knowledge of such Loan Party, Roche, in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles. There is no breach or default, and no event has occurred or circumstance exists (other than as expressly provided for in the Roche License Agreement) that (with or without notice or lapse of time, or both) would constitute or give rise to a breach or default, in the performance of the Roche License Agreement by Halozyme or, to the knowledge of such Loan Party, Roche. To the knowledge of such Loan Party, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would give either Halozyme or Roche the right to terminate the Roche License Agreement for breach or give Roche or any of its Affiliates a right of Set-off against any amounts payable thereunder, including any Post-Closing Royalty Amounts.
(f)Halozyme has not waived any rights or defaults under either License Agreement or taken any action or omitted to take any action under either License Agreement that adversely affects the Collateral Agent’s or the Lenders’ rights under any of the Loan Documents, including its or their rights in respect of the Collateral (including the Post-Closing Royalty Amounts), or that could otherwise have a Material Adverse Effect.
(g)Halozyme has not received any notice, and has no knowledge, of (i) Baxalta’s intention to terminate, amend or restate the Baxalta License Agreement in whole or in part, (ii) Roche’s intention to terminate, amend or restate the Roche License Agreement in whole or in part, (iii) Baxalta’s or any other Person’s or Governmental Authority’s (where applicable) intention to challenge the validity or enforceability of the Baxalta License Agreement or the obligation of Baxalta to pay the Post-Closing Royalty Amounts or other monetary payment under the Baxalta License Agreement, (iv) Roche’s or any other Person’s or Governmental Authority’s (where applicable) intention to challenge the validity or enforceability of the Roche License Agreement or the obligation of Roche to pay the Post-Closing Royalty Amounts or other monetary payment under the Roche License Agreement, (v) Halozyme or Baxalta being in breach or default of any of its obligations under the Baxalta License Agreement, or (vi) Halozyme or Roche being in breach or default of any of its obligations under the Roche License Agreement.
(h)Neither the granting of a Lien on the Collateral to the Collateral Agent or the Lenders pursuant to Section 8.01 nor the consummation of the other transactions contemplated by the Purchase Agreement, the other Transaction Documents or the Loan Documents will require the approval, consent, ratification, waiver, or other authorization of Baxalta (other than as expressly provided in the Baxalta Consent and Direction), Roche (other than as expressly provided in the Roche Consent and Direction) or any other Person or Governmental Authority under either License Agreement, the other Transaction Documents or otherwise and will not constitute a breach of or default or event of default under either License Agreement, the other Transaction Documents or any other agreement to which such Loan Party or any of its Subsidiaries or Affiliates is a party.

(i)All of the representations or warranties made by Halozyme in Sections 2 and 6.6 of the Baxalta License Agreement were accurate and complete in all material respects as of the effective date of the Baxalta License Agreement and continue to be accurate and complete in all material respects as of the Agreement Date and as of the Closing Date (it being understood and agreed that any representations and warranties stated to relate to a specific earlier date shall have been true and correct in all material respects solely as of such earlier date).
(j)All of the representations or warranties made by Halozyme in Sections 2, 6.6 and 11.9 of the Roche License Agreement were accurate and complete in all material respects as of the effective date of the Roche License Agreement and continue to be accurate and complete in all material respects as of the Agreement Date and as of the Closing Date (it being understood and agreed that any representations and warranties stated to relate to a specific earlier date shall have been true and correct in all material respects solely as of such earlier date).
(k)To the knowledge of such Loan Party, (i) Baxalta has not indicated (whether in writing or orally) that the royalties paid pursuant to Section 4.3 of the Baxalta License Agreement would, in the reasonable determination of such Loan Party, be insufficient to enable the Borrower to make payments of principal of and interest on the Loan or the Notes when and as due and payable in accordance with the terms of this Agreement and the Notes, and (ii) Roche has not indicated (whether in writing or orally) that the royalties paid pursuant to Section 4.3 of the Baxalta License Agreement would, in the reasonable determination of such Loan Party, be insufficient to enable the Borrower to make payments of principal of and interest on the Loan or the Notes when and as due and payable in accordance with the terms of this Agreement and the Notes.
Section 4.09 UCC Representations and Warranties. The Borrower’s exact legal name is, and has always been, “Halozyme Royalty LLC”. Halozyme’s exact legal name is, and, since September 1, 2007 has been, “Halozyme, Inc.” The principal place of business and chief executive office of the Borrower has always been, and the office where it keeps its books and records relating to the License Agreement are located at, the address of the Borrower set forth in Section 10.01 hereof. The Borrower’s Delaware organizational identification number and Federal Employer Identification Number are 5920833 and 81-0926319, respectively.
Section 4.10    Intellectual Property.
(a)Halozyme is the sole owner or exclusive licensee of the Halozyme Technology, free and clear of all Liens created by Halozyme (or any of its Affiliates).
(b)Halozyme is a co-owner with Baxalta or Roche, as applicable, or licensee of any Collaboration Supported Biologic Patent Rights (that are not also Collaboration Supported PH20 Patent Rights) to the extent that there exist any such Collaboration Supported Biologic Patent Rights and to the knowledge of such Loan Party of the existence of any such Collaboration Supported Biologic Patent Rights, free and clear of all Liens created by Halozyme (or any of its Affiliates).
(c)Halozyme is the sole owner or nonexclusive licensee of the Collaboration Supported PH20 Patent Rights, free and clear of all Liens, and in the case of Collaboration Supported PH20 Patent Rights in respect of which Halozyme is the nonexclusive licensee, free and clear of all Liens, created by Halozyme (or any of its Affiliates).

(d)To the knowledge of such Loan Party, no third party owns any Intellectual Property rights that could be validly asserted against the development, manufacture, use, sale or importation of any Product.
(e)No claims have been made or, to the knowledge of such Loan Party, threatened, against Halozyme (or any of its Affiliates) or, to the knowledge of such Loan Party, any Licensee (or any of its Affiliates), since the effective date of the Baxalta License Agreement and the Roche License Agreement, respectively, that the development, manufacture, use, sale or importation of any Product (including the development, manufacture, use, sale or importation of any Product under the License Agreements), infringes, misappropriates, or otherwise violates any Intellectual Property right of any third party.
(f)To the knowledge of such Loan Party, no Licensee has given Halozyme (or any of its Affiliates) any written notice of any claims that have been made or threatened against such Licensee that any Product, any licensed process or licensed technology or any use or practice thereof by such Licensee (or any of its Affiliates), in each case with respect to any Product, infringes, misappropriates, or otherwise violates any Intellectual Property right of any third party.
(g)To the knowledge of such Loan Party, no third party is currently infringing, misappropriating, or otherwise violating in any respect any Licensed Patent Rights, Collaboration Supported Biologic Patent Rights or Collaboration Supported PH20 Patent Rights.
(h)To the knowledge of such Loan Party, each of the Licensed Patent Rights, Collaboration Supported Biologic Patent Rights and Collaboration Supported PH20 Patent Rights are valid and enforceable, and no third party is currently challenging, has challenged, or has a reasonable basis to challenge, the validity, the scope, a priority claim, term, inventorship, ownership or enforceability of any Licensed Patent Right, Collaboration Supported Biologic Patent Right or Collaboration Supported PH20 Patent Right in any respect.
(i)To the knowledge of such Loan Party, no third party has provided notice or other information to a Licensee with respect to the submission or the acceptance for review of an application under section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)) for a product that references the Baxalta Product or the Roche Product.

(j)To the knowledge of such Loan Party, no third party has provided notice to such Loan Party under section 505(b)(3) or 505(j)(2)(B) of the Federal Food, Drug and Cosmetic Act relating to a patent certification under section 505(b)(2)(A)(iv) or 505(j)(2)(A)(vii)(IV) of such Act, commonly referred to as a Paragraph IV certification, to U.S. Patent No. 7,767,429 or to any other Collaboration Supported PH20 Patent Rights.
Section 4.11 Royalty Rights. Pursuant to the Purchase Agreement, the Borrower has purchased, acquired and accepted from Halozyme, and Halozyme has sold, assigned and transferred to the Borrower, all of Halozyme’s right, title and interest in and to the Post-Closing Royalty Amounts (the “Royalty Rights”), free and clear of any and all Liens of any kind whatsoever. Prior to such purchase, such Royalty Rights were owned exclusively and at all times by Halozyme, free and clear of any and all Liens of any kind whatsoever.
Section 4.12    Manufacturing and Supply.
(a)During each of the 2014 and 2015 calendar years, Halozyme supplied, indirectly through Avid BioServices, sufficient rHuPH20 to satisfy 100% of rHuPH20 ordered by each of Roche and Baxalta during each such calendar year and, to the knowledge of Halozyme, Avid BioServices had sufficient capacity to manufacture up to 100% of rHuPH20 ordered by each of Roche and Baxalta during each such calendar year.
(b)To the knowledge of Halozyme, Avid BioSciences has manufacturing capacity to supply sufficient rHuPH20 during 2016 in order for Roche to manufacture *** of Herceptin SC and *** of MabThera SC and for Baxalta to manufacture *** of HyQvia.

Section 4.13 Regulatory Communications. To the knowledge of Halozyme, neither Baxter nor Roche has filed or has expressed an intention to file a Biological Product Deviation Report with the FDA or EMA relating to MabThera SC, Herceptin SC or HYQVIA.
Section 4.14    Certain Information.
(a)To the knowledge of Halozyme, there are no adverse events or other safety issues associated with HYQVIA observed or reported since the approval of the biologics license application for HYQVIA by the FDA on September 12, 2014 that are likely to (A) give rise to any material limitation or modification of the US regulatory approval or labeling for HYQVIA or (B) materially adversely affect the current level of use of HYQVIA in patients.
(b)To the knowledge of Halozyme, there are no adverse events or other safety issues associated with Herceptin SC or MabThera SC observed or reported since the date of announcement of the recommendation for marketing authorization by the European Commission on September 2, 2013 (for Herceptin SC) and January 24, 2014 (for MabThera SC) that are likely to (A) give rise to any material limitation or modification of the European marketing authorization or labeling for Herceptin SC or MabThera SC, or (B) materially adversely affect the current level of use of Herceptin SC or MabThera SC in patients.
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(c)To the knowledge of Halozyme, Halozyme has received no data, information or reports from the long-term safety study of HYQVIA as described in the September 12, 2014, FDA approval letter for HYQVIA that are likely to (A) give rise to a material limitation or modification of the US regulatory approval or labeling for HYQVIA or (B) materially adversely affect the current level of use of HYQVIA in patients.
Section 4.15    OFAC; Anti-Terrorism Laws.
(a)No Loan Party or any of their respective Affiliates (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries.
(b)Each Loan Party is in compliance in all material respects with (i) the PATRIOT Act and (ii) the Trading with the Enemy Act.
ARTICLE V
CERTAIN COVENANTS
From the Agreement Date and until the Repayment Date, the Borrower or Halozyme, as applicable, shall, or shall cause their Affiliates to:
Section 5.01    Preservation of Existence and Properties; Compliance with Law; Payment of Taxes and Claims; Preservation of Enforceability; Separateness.
(a)(i) Preserve and maintain (A) in the case of the Borrower, the Borrower’s limited liability company existence, (B) in the case of Halozyme, Halozyme’s corporate existence, and (C) as to both Halozyme and the Borrower, all of their respective other franchises, rights and privileges material to the conduct of its business, (ii) comply with Applicable Law, (iii) pay or discharge when due all Taxes and all Liabilities of the Borrower that are or might become Liens on any of its properties and (iv) take all action and obtain all consents and Governmental Approvals and make all Governmental Registrations the Borrower is required to take or obtain so that its obligations under the Loan Documents will at all times be legal, valid and binding and enforceable against the Borrower and Halozyme and each of their respective rights and obligations under the Transaction Documents to which it is a party will at all times be legal, valid and binding and enforceable by the Borrower or Halozyme, as applicable, against the relevant counterparty in accordance with their respective terms, except that this Section 5.01(a) (other than clauses (i), insofar as it requires the Borrower to preserve its limited liability company existence and Halozyme to preserve its corporate existence, and (iv)) shall not apply in any circumstance where noncompliance, together with all other noncompliances with this Section 5.01(a), will not have a Material Adverse Effect.
(b) Take all actions necessary for the Borrower to remain a Single Purpose Entity.
Section 5.02 Use of Proceeds. (a) Use the proceeds of the Loan solely to fund the purchase price payable pursuant to the Purchase Agreement, to fund the Additional Consideration and to pay for other closing costs related to the transactions contemplated by this Agreement and (b) not use the proceeds of the Loan to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock, in each case in violation of said Regulations. If requested by a

Lender, the Borrower shall complete and sign Part I of a copy of Federal Reserve Form G-3 referred to in Regulation U and deliver such copy to such Lender.
Section 5.03 Visits, Inspections and Discussions. Permit representatives (whether or not officers or employees) of the Lenders, from time to time but no more than one (1) time per year (except that during the occurrence and continuation of an Event of Default, no such limit on frequency shall apply) upon not less than five (5) Business Days prior written notice, to (a) visit any of the Borrower’s premises or property, (b) inspect, and verify the amount, character and condition of, any of the Borrower’s property, (c) review and make extracts from the Borrower’s books and records and from the books and records of others relating to the Borrower, including management letters prepared by its independent certified public accountants and books and records relating to the Post-Closing Royalty Amounts, and (d) discuss with the Borrower’s manager and other principal officers its business, assets, Liabilities, financial condition, results of operation and business prospects.
Section 5.04    Information to Be Furnished. Furnish to the Lenders:
(a)Royalty and Audit Reports. Promptly upon, but in no event later than five (5) Business Days following, any Loan Party’s receipt thereof, each report required or contemplated by, or otherwise delivered pursuant to, (i) Section 4.5 of the Baxalta License Agreement, (ii) Section 4.5 of the Roche License Agreement, and (iii) to the extent relating to any Post-Closing Royalty Amount, any other reports, accountings or similar materials delivered pursuant to the Baxalta License Agreement, including Section 4.6.1 thereof, or delivered pursuant to the Roche License Agreement, including Section 4.6.6 thereof (any such report, accounting or materials, a “Payment Report”).
(b)Requested Information. From time to time and promptly upon request of any Lender, such Information regarding the Loan Documents, the Loan, the Transaction Documents, Product, the Post-Closing Royalty Amounts and the business, assets, Liabilities, financial condition, results of operations or business prospects of the Borrower as such Lender may reasonably request (including any notices, reports or correspondence required or contemplated by, or otherwise delivered pursuant to, Section 5.1(a)(iii) of the Purchase Agreement), in each case in form and substance and certified in a manner reasonably satisfactory to such Lender, and any other Information such Loan Party (or its Affiliates) receives from Baxalta or Roche and is permitted to share with the Lenders pursuant to and in accordance with the confidentiality obligations and disclosure provisions set forth in, with respect to Baxalta, the Baxalta License Agreement and the Baxalta Consent and Direction, and with respect to Roche, the Roche License Agreement and the Roche Consent and Direction, which the Lenders shall receive subject to the confidentiality obligations in Section 10.10.
(c)Notice of Defaults and Material Adverse Effect. Prompt notice, after a Responsible Officer of the applicable Loan Party shall have obtained knowledge thereof, of (i) the occurrence of any Default, or (ii) any event or circumstance that would render any of the representations or warranties in Section 4.05 or 4.08(f) hereof untrue if made at such time.
(d)Notice of Amendments, Modifications and Terminations of Transaction Documents. Without limiting Section 5.13, prompt notice of any amendment, restatement, modification or termination of any of the Transaction Documents, together with a true and correct copy of such amendment, restatement or modification or any writing evidencing such termination, as applicable.
(e)Notice of Litigation. Promptly following Borrower’s receipt thereof, all notices required or contemplated by, or otherwise delivered pursuant to, Section 5.1(a)(ii) of the Purchase Agreement.

(f)Notice of Paragraph IV Patent Certification. Promptly following any Loan Party’s receipt thereof, all notices or other information relating to a Paragraph IV patent certification under section 505(b) or section 505(j) of the Food, Drug and Cosmetic Act to U.S. Patent No. 7,767,429 or to any other Collaboration Supported PH20 Patent Rights.
Section 5.05 Modification of Certain Documents. Maintain the Borrower’s organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Formation or the LLC Agreement in any respect except for such amendments, restatements, supplements or modifications that: (a) do not materially and adversely affect the rights and privileges of any Loan Party or that would impair the ability of any Loan Party to comply with the terms or provisions of any of the Loan Documents to which it is a party, including, without limitation, this Section 5.05, (b) do not affect the interests of the Lenders or the Collateral Agent under the Loan Documents or in the Collateral, and (c) could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrower shall not amend or modify or permit the amendment or modification of Sections 9(j) and 10 of the LLC Agreement and, at all times on and after the Agreement Date, the LLC Agreement shall (i) provide for not less than ten (10) days’ prior written notice to the Lenders of (A) the removal of the Independent Director and (B) the proposed appointment of any Person that is to serve as an Independent Director or a successor Independent Director, as applicable, and (ii) require as a condition precedent to giving effect to the appointment or replacement of a new Independent Director that (A) the Borrower certify that the designated Person has satisfied the criteria set forth in the definition in the LLC Agreement of “Independent Director” and (B) the Lenders acknowledge in writing that in their reasonable judgment such designated Person satisfies the criteria set forth in the definition in the LLC Agreement of “Independent Director” (which acknowledgement shall not be unreasonably withheld or delayed).
Section 5.06 Conduct of Business. (a) Comply, in the case of Halozyme, in all material respects with its obligations under each License Agreement, (b) comply in all material respects with all Applicable Law, (c) in the case of Halozyme, not terminate either License Agreement, (d) not take any action that may cause either License Agreement to be terminated and (e) not engage in any action with the intent to, directly or indirectly, adversely impact or materially delay, or which would reasonably be expected to have the effect of adversely impacting or materially delaying, the payment of any Post-Closing Royalty Amounts as contemplated by either License Agreement, this Agreement and the Escrow Agreement.
Section 5.07 Purchase Agreement. Maintain the effectiveness of, and continue to perform under, the Purchase Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Purchase Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Purchase Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Required Lenders in their sole discretion.
Section 5.08 Indebtedness. The Borrower shall not create, incur, Guarantee, assume or suffer to exist any Indebtedness, other than (a) Indebtedness under this Agreement and the other Loan Documents and (b) with the prior written consent of the Required Lenders (not to be unreasonably withheld or delayed), secured or unsecured Indebtedness of the Borrower to any Person; provided that (i) the incurrence of such secured or unsecured Indebtedness does not (A) adversely affect any of the rights of the Lenders (or their respective successors or permitted assigns) hereunder or under any of the other Loan Documents, or (B) cause any adverse tax consequence to any Lender (or its successors or permitted assigns) or any its Affiliates, (ii) in the case of any such secured Indebtedness, such Indebtedness may be secured solely by the Residual Amount and the funds credited to the Residual Account in respect of any Residual

Amount (and, for the avoidance of doubt, shall not be secured by, and the holders of such Indebtedness (or the agent or other representative acting on behalf of, and for the benefit of, such holders) shall have no recourse to, any other assets or properties of the Borrower), (iii) the Borrower and the holders of such Indebtedness (or the agent or other representative acting on behalf of, and for the benefit of, such holders) shall have entered into a subordination and intercreditor agreement with the Lenders in form and substance satisfactory to the Lenders in their sole discretion, and (iv) no Default or Event of Default exists immediately prior to, or would result from, the incurrence of such Indebtedness.
Section 5.09 Liens. The Borrower shall not create, grant or permit to exist any Lien on any of its assets or property, including the Collateral, other than (i) Permitted Liens and (ii) solely with respect to the Residual Amount and the funds credited to the Residual Account in respect of any Residual Amount, the Liens securing Indebtedness permitted by Section 5.08(b). For the avoidance of doubt, the parties hereto acknowledge and agree that this Section 5.09 shall not apply to any Residual Amount if and to the extent such Residual Amount has been distributed from the Residual Account to Halozyme by the Escrow Agent.
Section 5.10    Restricted Payments.
(a)The Borrower shall not declare, order, pay, make or set apart any sum for any Restricted Payment except that, so long as no Default or Event of Default shall have occurred and be continuing at such time, the Borrower may make dividends or other distributions to Halozyme, free and clear of all Liens and claims of the Lenders, in an aggregate amount in respect of any Interest Period not greater than the sum of (i) the Residual Amount in respect of such Interest Period and (ii) any Residual Amount in respect of any prior Interest Period if and only to the extent such amount has been disbursed to the Residual Account and has not been previously distributed to Halozyme.
(b)Notwithstanding anything herein to the contrary, the Borrower and Lenders agree that, notwithstanding the occurrence and continuance of any Default or Event of Default, the Escrow Agent, acting at the direction of Halozyme pursuant to Section 6.04 and the Escrow Agreement, may make distributions to Halozyme, free and clear of all Liens and claims of Lenders, but only to the extent such distributions constitute amounts allocated for the reimbursement to Halozyme of any Escrow Agent Fees not previously reimbursed in an aggregate amount in respect of any Interest Period not greater than the amounts paid by Halozyme under the Escrow Agreement in respect of such Interest Period.
Section 5.11 Mergers. The Borrower shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.

Section 5.12 No Subsidiaries. The Borrower shall not create, have, acquire, maintain or hold any interest in any Subsidiary.
Section 5.13 No Modifications. Not waive any of its rights under, amend or otherwise modify any of the Transaction Documents in a manner which could reasonably be expected to directly or indirectly affect any Post-Closing Royalty Amount, the Collateral (or any portion thereof), or any of the rights of any Lender or Collateral Agent related thereto or under any Loan Document, or permit any of its Affiliates party thereto to do any of the foregoing, without the prior written consent of the Lenders.

Section 5.14 Enforcement of Rights. Not fail to diligently monitor (a) the performance of Baxalta under the Baxalta License Agreement, (b) the performance of Roche under the Roche License Agreement and (c) the Escrow Agent under the Escrow Agreement, and enforce all rights under such agreements.
Section 5.15 Audit Rights of Halozyme. Halozyme agrees that it shall not initiate an audit under the Baxalta License Agreement or the Roche License Agreement without first providing the Lenders with (i) prior written notice of such audit, and (ii) an opportunity to consult in good faith with Halozyme with respect to the particulars of such audit. To the extent that the Lenders believe in good faith that Baxalta or Roche has underpaid any Post-Closing Royalty Amounts resulting in a reduction to any Adjusted Post-Closing Royalty Amounts payable to Lenders under Section 2.04, the Required Lenders shall, in writing, notify Halozyme of such belief, including the calendar quarter in question, and shall request that Halozyme initiate an audit for the fiscal year that includes such calendar quarter pursuant to Section 4.6.1 of the Baxalta License Agreement or Section 4.6.6 of the Roche License Agreement, as applicable, to confirm the accuracy of such Post-Closing Royalty Amounts, and Halozyme shall initiate such audit pursuant to Section 4.6.1 of the Baxalta License Agreement or Section 4.6.6 of the Roche License Agreement, as applicable; provided that, in such case, (a) the Lenders shall reimburse Halozyme for all expenses of such audit actually incurred by Halozyme pursuant to Section 4.6.1 of the Baxalta License Agreement (to the extent such expenses are not paid by Baxalta) or Section 4.6.6 of the Roche License Agreement (to the extent such expenses are not paid by Roche) and (b) Halozyme shall direct Baxalta or Roche, as applicable, to remit into the Escrow Account the amount of any underpayments revealed by such audit or, if received by Halozyme, Halozyme shall promptly remit such amount into the Escrow Account.
Section 5.16 Defense of Intellectual Property. Notwithstanding Halozyme’s retention of the right to pursue infringement claims and other enforcement actions with respect to all Licensed Patents Rights under the Baxalta License Agreement and with respect to all Licensed Patent Rights and Collaboration Supported PH20 Patent Rights under the Roche License Agreement, if Halozyme becomes aware of alleged or threatened infringement of any such patent rights, including the submission or the acceptance for review of an application under section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)) for a product that references a Baxalta Product or a Roche Product, Halozyme will give prompt written notice of such alleged or threatened infringement to the Lenders and will, where reasonable, take steps to enforce its patent rights subject to and consistent with the terms of the Baxalta License Agreement or Roche License Agreement, as applicable.
Section 5.17 Manufacturing and Supply. Halozyme will use its best efforts to ensure that Avid BioSciences or another manufacturer maintains manufacturing capacity to supply and directly, or indirectly through Halozyme, supplies Baxalta with sufficient rHuPH20 during the 2016 calendar year so that Roche can manufacture no less than *** of Herceptin SC and *** of MabThera SC and Baxalta can manufacture no less than *** of HyQvia.
Section 5.18 Affiliates. Other than those expressly contemplated by the Loan Documents, not enter into, amend, extend, renew or terminate any agreement between Borrower and any of its Affiliates (the “Affiliate Agreements”), or waive or fail to enforce any term or provision of any Affiliate Agreement (other than a de minimis term or provision) in a manner which could reasonably be expected to directly or indirectly affect any Post-Closing Royalty Amount, the Collateral (or any portion thereof), or any of the rights of any Lender or Collateral Agent related thereto or under any Loan Document without the prior written consent of the Lenders.
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Section 5.19 Sanctions. Directly or indirectly, use a portion of the Loan or any portion of the proceeds of the Loan, or lend, contribute or otherwise make available such a portion of the Loan or any portion of the proceeds of the Loan to any Sanctioned Person, to fund any activities of or business with any Sanctioned Person, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as a Lender, Collateral Agent, or otherwise) of Sanctions.
Section 5.20 Anti-Corruption Laws . Directly or indirectly, use any portion of the Loan or any portion of the proceeds of the Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti- corruption legislation in other jurisdictions.

ARTICLE VI

COVENANTS RELATING TO THE ESCROW
Section 6.01    Remittances to Escrow Account.
(a)On or before the Closing Date, (i) Borrower and Halozyme shall direct Baxalta to promptly remit to the Escrow Account any and all Post-Closing Royalty Amounts, pursuant to the Baxalta Consent and Direction, (ii) Borrower and Halozyme shall direct Roche to promptly remit to the Escrow Account any and all Post-Closing Royalty Amounts, pursuant to the Roche Consent and Direction, and (iii) Halozyme shall notify each of Baxalta and Roche, in writing, that the transactions contemplated herein and in the Purchase Agreement have been consummated, and shall provide to each of Baxalta and Roche in such notice the identity of the Escrow Agent and the details of the Escrow Account (each such notice, a “Commencement Notice”).
(b)If and to the extent any Post-Closing Royalty Amounts are received by Borrower or Halozyme (despite and in contradiction to the Baxalta Consent and Direction, the Roche Consent and Direction and the Commencement Notices), (i) such amounts shall be held in trust for the benefit of Lenders, and (ii) Borrower or Halozyme, as applicable, shall promptly remit any and all such amounts directly to the Escrow Agent by deposit to the Escrow Account.
Section 6.02    Information to Be Furnished. On each Licensee Payment Date:
(a)Halozyme shall deliver a written notice to Borrower, the Collateral Agent and Lenders setting forth any Escrow Agent Fees previously paid by Halozyme under the Escrow Agreement prior to or during the portion of the Interest Period occurring prior to such Licensee Payment Date and not previously reimbursed, and to be reimbursed on the next Quarterly Payment Date and all supporting documentation therefor.
(b)Borrower shall deliver a written notice to the Collateral Agent and Lenders setting forth any Borrower Expenses due and payable by Borrower on the next Quarterly Payment Date and not previously paid or reimbursed, and to be paid or reimbursed on the next Quarterly Payment Date and all supporting documentation therefor.
(c)Halozyme shall deliver a written notice to Borrower, the Collateral Agent and Lenders setting forth any out-of-pocket costs (including reasonable attorney’s fees) actually incurred by Halozyme prior to or during the portion of the Interest Period occurring prior to such Licensee Payment Date in connection with the collection of any indemnity payments paid or payable pursuant to Section 9.1 of the Baxalta License Agreement with respect to Liabilities (as defined in the Baxalta License Agreement) suffered by Borrower after the effective date of the Purchase Agreement with respect to any amounts payable under Sections 4.3 or 4.6.1 of the Baxalta License Agreement or pursuant to Section 9.1 of the Roche License Agreement with respect to Liabilities (as defined in the Roche License Agreement) suffered by Borrower after the effective date of the Purchase Agreement with respect to any amounts payable under Sections 4.3    or 4.6.6 of the Roche License Agreement (any and all such out-of-pocket costs, “Indemnity Collection Costs”) and not previously reimbursed, and to be reimbursed on the next Quarterly Payment Date and all supporting documentation therefor.
Section 6.03    Disbursement Instructions.
(a)    Promptly upon its receipt of each Payment Report and the notices described in Section 6.02, the Collateral Agent and Lenders shall determine, in consultation with Borrower and Halozyme, the calculations of the amounts described in clause (b)(i) through (v) below relating to the next Quarterly Payment Date (the “Calculations”), which Calculations shall be binding on all parties hereto absent manifest error.
(b)    Promptly upon such determination, in consultation with Borrower and Halozyme, of the Calculations, but in no event later than two (2) Business Days prior to the next Quarterly Payment Date, Lenders and Borrower shall jointly deliver to Halozyme and Escrow Agent a duly executed written notice setting forth the following transfers to be made by Escrow Agent from the Escrow Account on such Quarterly Payment Date in the following order of priority (a “Joint Disbursement Instruction”):
(i)    The amount of Escrow Agent Fees described in Section 6.02(a) not previously reimbursed, if any, to be transferred by Escrow Agent to Halozyme on such Quarterly Payment Date, together with the account of Halozyme to which such funds are to be transferred under the Escrow Agreement;
(ii)    The amount of Borrower Expenses described in Section 6.02(b) not previously paid or reimbursed, if any, to be transferred by Escrow Agent to Borrower on such Quarterly Payment Date, together with the account of Borrower to which such funds are to be transferred under the Escrow Agreement;
(iii)    The amount of Indemnity Collection Costs described in Section 6.02(c) not previously reimbursed, if any, to be transferred by Escrow Agent to Halozyme on such Quarterly Payment Date, together with the account of Halozyme to which such funds are to be transferred under the Escrow Agreement;

(iv)	To the extent the Available Amount is sufficient therefor,
(A)    the amount of unpaid and uncapitalized interest accrued during prior Interest Periods, if any, to be transferred by Escrow Agent to Lenders on such Quarterly Payment Date,
(B)    the amount of interest accrued during the current Interest Period to be transferred by Escrow Agent to Lenders on such Quarterly Payment Date, and
(C)    the amount of outstanding principal under the Loan to be transferred by Escrow Agent to Lenders on such Quarterly Payment Date, together with the account of Lenders to which such funds are to be transferred under the Escrow Agreement; and

(v)    The Residual Amount, if any, to be transferred by Escrow Agent to the Residual Account on such Quarterly Payment Date.
For the avoidance of doubt, such Disbursement Instruction shall specify the Quarterly Payment Date on which such transfers are to be made by Escrow Agent pursuant to the Escrow Agreement and instruct Escrow Agent to make such transfers on such date.
(c)    In the event Lenders and Borrower fail to jointly deliver to Escrow Agent the Disbursement Instruction at least two (2) Business Days prior to any Quarterly Payment Date, the parties hereto agree that so long as Halozyme has timely delivered to Borrower, the Collateral Agent and Lenders the notices described in Section 6.02(a), Halozyme shall have the right to deliver to Escrow Agent a duly executed written notice of the occurrence of such failure, setting forth: (i) the amount of Escrow Agent Fees described in Section 6.02(a) not previously reimbursed, if any, to be transferred by Escrow Agent to Halozyme on such Quarterly Payment Date (which amount shall be equal to the amount stated in such applicable notice); (ii) the account of Halozyme to which such funds are to be transferred under the Escrow Agreement; and (iii) the Quarterly Payment Date on which such transfers are to be made by Escrow Agent pursuant to the Escrow Agreement (a “Parent Disbursement Instruction”). In the event any Lender has delivered an Event of Default Notice to Escrow Agent, the parties hereto further agree that so long as Halozyme has timely delivered to Borrower, the Collateral Agent and Lenders the notices described in Section 6.02(a), Halozyme shall have the right to deliver a Parent Disbursement Instruction to Escrow Agent.
Section 6.04    Disbursements upon Event of Default.
(a)During the continuance of any Event of Default, any Lender, upon written notice to the Borrower, may notify Escrow Agent in writing that an Event of Default hereunder has occurred and is continuing (an “Event of Default Notice”); provided, however, that upon the occurrence of an Event of Default specified in Section 7.01(i) with respect to Borrower, any Lender may deliver an Event of Default Notice to Escrow Agent without any notice to the Borrower.
(b)The parties hereto acknowledge and agree that in the event Escrow Agent receives an Event of Default Notice, Escrow Agent shall not make any disbursements from the Escrow Account in accordance with any pending or future Joint Disbursement Instruction, until such time as Escrow Agent receives written notice from Lenders that such Event of Default no longer exists; provided, however, that, notwithstanding the foregoing, Escrow Agent shall continue to make disbursements from the Escrow Account only to the extent in accordance with any pending or future Parent Disbursement Instruction.
(c)At such time as an Event of Default is no longer continuing, if any Lender has delivered an Event of Default Notice to Escrow Agent in respect of such Event of Default, Borrower shall promptly notify Escrow Agent in writing that such Event of Default no longer exists.

ARTICLE VII DEFAULT
Section 7.01    Events of Default.    The occurrence and continuance of any of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Borrower, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body:
(a)Any payment of principal of the Loan or the Notes, including any payment of Prepayment Premium applicable thereto, shall not be made within three (3) Business Days of when such payment is due and payable hereunder;
(b)Any Loan Document Representation and Warranty shall at any time prove to have been incorrect or misleading in any material respect when made;
(c)Any Loan Party shall fail to perform or observe its respective obligations under:
(A)any term, covenant, condition or agreement contained in Section 5.01(a)(i) (insofar as such Section requires the preservation of the limited liability company existence of Borrower), 5.01(a)(iv), 5.02, 5.04(a), 5.04(c), and Sections 5.05 through 5.15; or
(B)any term, covenant, condition or agreement contained in this Agreement (other than a term, covenant, condition or agreement a failure in the performance or observance of which is elsewhere in this Section 7.01 specifically addressed) or any other Loan Document and, if capable of being remedied, such failure shall continue unremedied for a period of thirty (30) days after such Loan Party obtains knowledge of any such default;
(d)Halozyme shall fail to perform or observe Section 10.14(c) hereof, which failure is not cured within thirty (30) days after written demand thereof by the Collateral Agent or the Required Lenders;
(e)The occurrence of any failure by Baxalta to pay any material amount, or other material breach or default by Baxalta, under the Baxalta License Agreement, or any material delay, elimination or material diminution of the amounts paid or payable by Baxalta under Sections 4.3, 4.6.1 or 9.1 of the Baxalta License Agreement with respect to Post-Closing Royalty Amounts, in each case, only if and to the extent caused by or resulting from an actual breach or default by Halozyme of any of its obligations under the Baxalta License Agreement;
(f)The occurrence of any failure by Roche to pay any material amount, or other material breach or default by Roche, under the Roche License Agreement, or any material delay, elimination or material diminution of the amounts paid or payable by Roche under Sections 4.3, 4.6.6 or 9.1 of the Roche License Agreement with respect to Post-Closing Royalty Amounts, in each case, only if and to the extent caused by or resulting from a breach or default by Halozyme of any of its obligations under the Roche License Agreement;
(g)This Agreement shall for any reason fail to be in full force and effect or fail to be effective to give the Collateral Agent a valid and perfected first priority security interest in and Lien upon any and all of the Collateral (subject only to Permitted Liens), or any Loan Party (or any of its Affiliates) asserts, or institutes any proceedings seeking to establish, that any provision of the Loan Documents, or all or any portion of the Lien on the

Collateral granted pursuant to this Agreement, is invalid, not binding or unenforceable, in each case unless any such failure is due to any act or omission on the part of the Collateral Agent or the Lenders;
(h)(i) The occurrence of a material breach or default by Borrower under the Escrow Agreement, or (ii) the occurrence of a material breach or default by Halozyme under the Purchase Agreement, in each case, which breach or default is not cured within thirty (30) days after written demand thereof by the Collateral Agent or the Required Lenders;
(i)(i) Any Loan Party shall (A) commence a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect), (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for, or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of itself or of a substantial part of its assets, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts (other than those that are the subject of bona fide disputes) as they become due, (F) make a general assignment for the benefit of creditors, or (G) take any corporate or limited liability company action, as applicable, for the purpose of effecting any of the foregoing;
(ii)    (A) A case or other proceeding shall be commenced against any Loan Party seeking (1) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of such Loan Party, or of all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue undismissed and unstayed for a period of sixty (60) days, or (B) an order granting the relief requested in such case or proceeding against any Loan Party (including an order for relief under such Federal bankruptcy laws) shall be entered;
(j)The occurrence of (A) any materially adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of any Loan Party that is a party thereto, (B) any materially adverse effect on the binding nature, validity or enforceability of either License Agreement as an obligation of Halozyme or Baxalta or Roche, as applicable, (C) any materially adverse effect on the binding nature, validity or enforceability of the Escrow Agreement as an obligation of the Escrow Agent, (D) any materially adverse effect on the binding nature, validity or enforceability of the Purchase Agreement as an obligation of Halozyme, or (E) any material adverse change in any of the rights or remedies of Borrower against Halozyme under the Purchase Agreement;

(k)Any Person shall be appointed as an Independent Director of the Borrower (other than the Independent Director as of the Closing Date) without (i) at least ten (10) days’ prior written notice to the Collateral Agent and the Lenders of (x) in the case of removal of the Independent Director, the removal of such Independent Director and (y) the proposed appointment of the Independent Director or a successor Independent Director, as applicable, which shall include a certification by the Borrower that such Person has satisfied the criteria set forth in the definition of “Independent Director” in the LLC Agreement, in accordance with Section 5.05, and (ii) the written acknowledgement by the Collateral Agent or the Lenders that such Person satisfies, in the reasonable judgment of the Collateral Agent or the Lenders (as applicable), the criteria set forth in the definition of “Independent Director” in the LLC Agreement (which acknowledgement shall not be unreasonably withheld);

(l)Halozyme shall at any time cease to own, of record and beneficially, 100% of the Equity Interests in the Borrower; or
(m)The payment of the Additional Consideration shall not be made when such payment is due and payable hereunder.
For the avoidance of doubt, the Lenders and Borrower confirm that neither (x) the failure to pay or other default by Baxalta under the Baxalta License Agreement, or any delay, elimination or diminution of the amounts paid or payable by Baxalta under Sections 4.3, 4.6.1 or 9.1 of the Baxalta License Agreement for any reason other than a breach or default by Halozyme of any of its obligations under the Baxalta License Agreement, nor (y) the failure to pay or other default by Roche under the Roche License Agreement, or any delay, elimination or diminution of the amounts paid or payable by Roche under Sections 4.3, 4.6.6 or 9.1 of the Roche License Agreement for any reason other than a breach or default by Halozyme of any of its obligations under the Roche License Agreement, and, in either case, any consequent delay, elimination and reduction of the amounts paid or payable by the Borrower hereunder with respect to the Loan, shall constitute an Event of Default under Section 7.01(a).
Section 7.02    Remedies upon Event of Default. Upon the occurrence and during the continuance of any Event of Default:
(a)Acceleration of Indebtedness. The Required Lenders may declare all or any part of the Loan (including, for the avoidance of doubt, the applicable Prepayment Premium) immediately due and payable, whereupon the Loan (including, for the avoidance of doubt, the applicable Prepayment Premium) shall become immediately due and payable without presentment, demand, protest, notice or legal process of any kind, all of which are hereby expressly waived by the Borrower (provided, however, that all Loan (including, for the avoidance of doubt, the applicable Prepayment Premium) shall automatically become due and payable upon the occurrence of an Event of Default under Section 7.01(i) with respect to the Borrower);
(b)Other Remedies. The Collateral Agent may with the approval of the Required Lenders and shall at the direction of the Required Lenders pursue all other remedies available to it by contract, at law or in equity, including its rights under the Loan Documents.
(c)Right of Set-off. Each Lender may, and is hereby authorized by the Borrower to, at any time and from time to time, to the fullest extent permitted by Applicable Law, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), Set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower against any or all of the Secured Obligations now or hereafter existing, whether or not such obligations have matured. Each Lender agrees promptly to notify the Borrower, each other Lender and the Collateral Agent after any such Set-off or application; provided, however, that the failure to give such notice shall not affect the validity of such Set-off and application.
(d)Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the Collateral Agent’s and the Lenders’ rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by the Collateral Agent or the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the other Loan Documents or under any other agreement between the Borrower and the Collateral Agent or the Lenders or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Collateral Agent or the Lenders in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Loan Parties and the Collateral Agent or the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(e)Notices to Lenders. The Collateral Agent shall deliver to the Lenders any notice of acceleration received by it pursuant to Section 7.02(a) and written approval or written direction received by it pursuant to Section 7.02(b); provided, that any delivery of or failure to deliver any such notice, approval or direction shall not otherwise alter or effect the rights of the Lenders or the Collateral Agent under this Section 7.02 or Section 8.04. In addition, to the extent the Collateral Agent or the Required Lenders deliver any notices to the Borrower with regards to the failure by any Loan Party to perform any covenant, restriction or agreement contained in any Loan Document, the Collateral Agent or the Required Lenders, as applicable, will also deliver such notice to the other Lenders on or about the same time such notice is provided to the Borrower; provided, that the delivery of or failure to deliver such notice to the other Lenders shall not in any way effect the obligations of the Borrower, or the rights of the Collateral Agent or the Required Lenders, in respect of such notice.
(f)Prepayment Premium. The Borrower acknowledges and agrees that if all or any part of the Loan shall be repaid prior to the repayment schedule required by Section 2.04 or prior to maturity (including without limitation by acceleration pursuant to Sections 2.05, 2.06 and 7.02(a)), the Prepayment Premium shall become due and payable by the Borrower upon such repayment or acceleration, whether such acceleration is automatic or is effected by the Collateral Agent’s or the Lenders’ declaration thereof.

ARTICLE VIII COLLATERAL
Section 8.01    Pledge and Grant of Security Interest and Lien. (a) The Borrower hereby pledges and collaterally assigns to the Collateral Agent, for the ratable benefit of the Lenders, and hereby grants to the Collateral Agent, for the ratable benefit of the Lenders, a first priority Lien upon and security interest in all of the assets and all real, intangible and personal property of the Borrower (subject only to Permitted Liens), including all of the Borrower’s right, title and interest in and to the Pledged Royalty Rights and the following other property, in each case, wherever located and whether now owned or at any time hereafter acquired by the Borrower or in which the Borrower now has or at any time in the future may acquire any right, title or interest (such assets and property referred to herein as the “Collateral”), as security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) and observance of all Secured Obligations:
(i)all Accounts;

(ii)	all Chattel Paper;

(iii)	all Commercial Tort Claims described in Section 8.03(b);

(iv)	all Deposit Accounts;

(v)	all Documents;

(vi)	all Equipment;

(vii)	all Fixtures;

(viii)	all General Intangibles;

(ix)	all Goods;

(x)	all Instruments;

(xi)	all Intellectual Property and Intellectual Property Licenses;

(xii)	all Inventory

(xiii)	all Investment Property, including all Equity Interests and Securities;

(xiv)	all Letters of Credit and Letter of Credit Rights;

(xv)	all Money;

(xvi)	all Securities Accounts;
(xvii)all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time pertain to or evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;
(xviii)all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing; and
(xix)to the extent not otherwise included, all other personal property, whether tangible or intangible, of the Borrower and all Proceeds, products, accessions, rents, issues and profits of any and all of the foregoing and all collateral security, supporting obligations and guarantees given by any Person with respect to any of the foregoing.
Section 8.02 Representations and Warranties regarding the Collateral. Without limitation of any of the representations or warranties in Article IV, the Borrower represents and warrants to the Collateral Agent and the Lenders as of the date hereof and the date of the Loan that:
(a)The Borrower is the record and beneficial owner of, and has good and marketable title to, the Collateral;
(b)No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any government or public office, and the Borrower has not filed or consented to the filing of any such statement or notice, except (i) Code financing statements naming the Collateral Agent as secured party, (ii) filings with respect to which termination statements and other necessary releases have been delivered to the Collateral Agent for filing or will be filed promptly on or after the Agreement Date, and (iii) as may be otherwise permitted by this Agreement or any other Loan Document;

(c)This Agreement, together with the filing, with respect to the Borrower, of duly completed Code financing statements naming the Borrower as debtor, the Collateral Agent as secured party, and describing the Collateral, in the office of the Secretary of State of the State of Delaware creates, and at all times shall constitute, a valid and perfected security interest in and Lien upon the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, to the extent a security interest therein can be perfected by such filings or possession, as applicable, superior and prior to the rights of all other Persons therein (except for Permitted Liens), enforceable as such against all creditors of the Borrower and any Persons purporting to purchase any Collateral from the Borrower, and no other or additional filings, registrations, recordings or actions are or shall be necessary or appropriate in order to maintain the perfection and priority of such Lien and security interest, other than continuation statements required under the Code.
(d)(i) the Borrower holds the Collateral free and clear of all Liens of every kind and nature, except for the security interest granted to the Collateral Agent hereunder and the other Permitted Liens, (ii) the Collateral is subject to no options to purchase or any similar rights of any Person, (iii) the Borrower will neither make nor permit to be made any assignment, pledge, hypothecation or loan, transfer of, or create any security interest in, the Collateral, except for the security interest granted to the Collateral Agent hereunder and the Permitted Liens, and the Borrower agrees to deliver promptly or cause to be delivered to the Collateral Agent any and all certificates or instruments at any time representing any of the Collateral, together with any necessary endorsement or instruments of transfer satisfactory to the Collateral Agent, and such other instruments and documents as the Collateral Agent may request that are necessary to perfect its security interest.
(e)No authorization, consent or approval of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement, the grant by it of the Lien and security interest in favor of the Collateral Agent provided for herein, or the exercise by the Collateral Agent of its rights and remedies hereunder, except for the filings described in clause (c) above.
(f)There are no statutory or regulatory restrictions, prohibitions or limitations on the Borrower’s ability to grant to the Collateral Agent a Lien upon and security interest in the Collateral pursuant to this Agreement or on the exercise by the Collateral Agent of its rights and remedies hereunder (including any foreclosure upon or collection of the Collateral), and there are no contractual restrictions on the Borrower’s ability to grant such Lien and security interest.
Section 8.03 Covenants with respect to the Collateral. Borrower covenants and agrees with the Lenders that, from the Agreement Date and until the Repayment Date, the Borrower will:
(a)not, directly or indirectly, sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, or amend or modify, any Collateral; provided that the foregoing shall not prohibit the Borrower from (i) making payments to the Lenders pursuant to this Agreement and the other Loan Documents, (ii) making Restricted Payments expressly permitted under Section 5.10 hereof, (iii) paying the Purchase Price under, and as defined in, the Purchase Agreement, or (iv) any other assignment, transfer or disposal required or expressly permitted by this Agreement. Borrower shall defend the right, title and interest of the Lenders in and to the Collateral against the claims and demands of all Persons whomsoever; and
(b)if Borrower shall acquire any interest in any commercial tort claim having a value predicted of $5,000,000 or more (as reasonably determined by a Responsible Officer of Borrower in good faith and based upon reasonable assumptions), whether from another Person or because such commercial tort claim shall have come into existence, (i) promptly (and in any event, within five (5) Business Days) upon such acquisition, deliver to the Collateral Agent, in each case, in form and substance reasonably satisfactory to the Collateral Agent, a notice of the existence and nature of such commercial tort claim containing a specific description of such commercial tort claim, (ii) Section 8.01 shall apply to such commercial tort claim and (iii) Borrower shall execute and deliver to the Collateral Agent, in each case, in form and substance reasonably satisfactory to the Collateral Agent, any document, and take all other action, deemed by the Collateral Agent to be reasonably necessary or appropriate for the Collateral Agent to obtain a perfected security interest having at least the priority set forth in Section 8.01 in all such commercial tort claims.
Section 8.04    Remedies with respect to Collateral. Without limiting the generality of Section 7.02:
(a)If an Event of Default shall occur and be continuing, the Collateral Agent may exercise, in addition to all other rights and remedies granted in this Agreement, at law or in equity, and in any other instrument or agreement securing, evidencing or relating to the Loan, all rights and remedies of a secured creditor under the Code, and, subject to any restrictions set forth below, may foreclose or otherwise realize upon the Collateral in such portions or in full as the Collateral Agent sees fit in its sole discretion. If an Event of Default shall occur and be continuing, without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Person (which demands, presentments, protests, advertisements and notices, or other defenses, are hereby waived by the Borrower), may collect, receive, appropriate and realize upon the Collateral, or any part thereof, or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of the Collateral Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold. To the extent permitted by Applicable Law, the Borrower waives all claims, damages and demands it may acquire against the Collateral Agent or any Lender arising out of the exercise by the Collateral Agent of any of its rights and remedies hereunder. If any notice of a proposed sale or other disposition of the Collateral shall be required by Applicable Law, such notice shall be deemed reasonable and proper if given at least ten (10) Business Days before such sale or other disposition. The Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency. Any proceeds of any sale or other disposition of the Collateral that remain after the full and final payment of all the Secured Obligations shall be returned to the Borrower.
(b)The Collateral Agent shall have such rights and remedies as are set forth in this Agreement, all the rights, powers and privileges of a secured party under the Code as in effect in the applicable jurisdictions, and all other rights and remedies available to the Collateral Agent, at law or in equity. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have, to the extent permitted under Applicable Law, the right to the appointment of a receiver for the properties and assets of the Borrower, and the Borrower hereby consents to such rights and such appointment and hereby waives any objection the Borrower may have thereto or the right to have a bond or other security posted by the Collateral Agent in connection therewith.
(c)Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, on behalf of the Borrower, modify, terminate, waive or release, enforce and sue on the Purchase Agreement and, without releasing the Borrower from its obligations under the Purchase Agreement, perform any and all obligations of the Borrower under the Purchase Agreement and exercise any and all other rights of the Borrower therein contained as fully as the Borrower itself could, to the extent such actions are necessary or appropriate in order to accomplish or further effect the purposes of this Agreement. Notwithstanding the foregoing, the Collateral Agent shall not be obligated to perform any obligation of the Borrower under the Purchase Agreement.
Section 8.05    Security Interest Absolute; Rights Cumulative; the Borrower Remains Liable; Further Assurances.
(a)All rights of the Collateral Agent and all security interests and all obligations of the Borrower hereunder shall be continuing, absolute and unconditional irrespective of: (i) any lack of validity or enforceability of this Agreement, the Notes, the Loan, the other Loan Documents, or any other documents executed and delivered in connection therewith; (ii) any change in the time, manner or place of payment of, or any other term in respect of, all or any of the Secured Obligations, or any other amendment or waiver of or consent to any departure from this Agreement, the Notes, the Loan, or any other document executed or delivered in connection therewith; (iii) any increase in, addition to, exchange or release of, or non-perfection of any Lien on or security interest in any other collateral or any release of, amendment of, waiver of, consent to or departure from any security document or guaranty, for all or any of the Secured Obligations; (iv) the failure of the Collateral Agent to do any of the things or exercise any of the rights, interests, powers and authorities hereunder; or (v) the absence of any action on the part of the Collateral Agent to obtain payment or performance of the Secured Obligations from any other Person. The Collateral Agent shall not in any way be responsible for any failure to do any or all of the things for which rights, interests, power and authority are herein granted.
(b)The Borrower agrees that the rights of the Collateral Agent and the Lenders under this Agreement, the Notes, the Loan, or any other Loan Document (now or hereafter in existence) shall be cumulative, and that the Collateral Agent may from time to time exercise such rights and such remedies as the Collateral Agent may have thereunder and under the laws of the United States and any state, as applicable, in the manner and at the time that the Collateral Agent in its sole discretion desires. The Borrower further expressly agrees that the Collateral Agent shall not in any event be under any obligation to resort to any Collateral prior to exercising any other rights that the Collateral Agent may have against the Borrower or its property, or to resort to any other collateral for the Secured Obligations prior to the exercise of remedies hereunder nor shall the rights and remedies of the Collateral Agent be conditional or contingent on any attempt of the Collateral Agent to exercise any of its rights under any other documents executed in connection herewith or in connection with the Collateral against such party or against any other Person, including Baxalta, Roche, Halozyme or the Escrow Agent.
(c)Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be construed as a delegation of duties to the Collateral Agent or Lenders and (ii) the exercise by the Collateral Agent of any of its rights or remedies hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral.
(d)This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Borrower for liquidation or reorganization, should the Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Borrower’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by the Collateral Agent or the Lenders, whether as a

“voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
(e)The Borrower agrees to make, execute, deliver or cause to be done, executed and delivered, from time to time, all such further acts, documents and things as the Collateral Agent or the Required Lenders may reasonably require for the purpose of perfecting or protecting its or their rights hereunder or otherwise giving effect to this Agreement, all promptly upon request therefor. The Borrower shall take or cause to be performed such acts and actions as shall be necessary or appropriate to assure that the security interests granted herein shall not become subordinate or junior to the security interests, liens or claims of any other Person.
ARTICLE IX

THE COLLATERAL AGENT

Section 9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints BioPharma Credit Investments IV Sub, LP to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for the penultimate paragraph of Section 9.08, the provisions of this Article IX are solely for the benefit of the Collateral Agent and the Lenders, and neither the Borrower nor Halozyme shall have rights as a third party beneficiary of any of such provisions. Subject to Section 9.08 and Section 10.04, any action required or permitted to be taken by the Collateral Agent hereunder shall be taken with the prior approval of the Required Lenders.
Section 9.02 Rights as a Lender. The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03 Exculpatory Provisions. The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents to which it is a party. Without limiting the generality of the foregoing, the Collateral Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents to which it is a party that the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Loan Documents), provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Loan Document or Applicable Law; and
(iii)shall not, except as expressly set forth herein and in the other Loan Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity.
(b)The Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Collateral Agent in writing by the Borrower or a Lender.
(c)The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.
Section 9.04 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub- agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Prior to its appointment hereunder, each sub- agent shall agree to be bound by the confidentiality agreement set forth in Section 10.10 and Annex A hereto.
Section 9.06 Resignation of Collateral Agent. The Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon the receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower so long as no Default or Event of Default has occurred and is continuing, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent; provided that, whether or not a successor has been appointed or has accepted such appointment, such resignation shall become effective upon delivery of the notice thereof. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). After the retiring Collateral Agent’s resignation, the provisions of this Article IX and Section 10.14 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any resignation by the Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by, to or through each Purchaser directly, until such time as a Person accepts an appointment as Collateral Agent in accordance with this Section 9.06.
Section 9.07 Non-Reliance on Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make the Loan hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.08 Collateral Matters. Each Lender agrees that any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion:
(a)to release any Lien on any property granted to or held by the Collateral Agent (A) upon discharge of the Secured Obligations, (B) that is sold, transferred, disposed or to be sold, transferred, disposed as part of or in connection with any sale, transfer or other disposition (other than any sale to a Loan Party) permitted hereunder, or (C) subject to Section 10.04, if approved, authorized or ratified in writing by the Required Lenders;
(b)to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Permitted Lien on such property; and
(c)to enter into a subordination and intercreditor agreement as contemplated by Section 5.08.
Upon request by the Collateral Agent at any time the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.08.
In each case as specified in this Section 9.08, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request (i) to evidence the release or subordination of such item of collateral from the assignment and security interest granted hereunder, or (ii) to enter into a subordination and intercreditor agreement as contemplated by Section 5.08, in each case in accordance with the terms of the Loan Documents and this Section 9.08 and in form and substance reasonably acceptable to the Collateral Agent.
The Collateral Agent shall deliver to the Lenders notice of any action taken by it under this Section 9.08 as soon as reasonably practicable after the taking thereof; provided, that delivery of or failure to deliver any such notice shall not affect the Collateral Agent’s rights, powers, privileges and protections under this Article IX.
Section 9.09 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.14 to be paid by it to the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based upon the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, damage, liability or related expense, as the case may be, was incurred by or asserted against the Collateral Agent (or any such sub-agent) in its capacity as such or against any Related Party of any of the foregoing acting for the Collateral Agent (or any sub-agent) in connection with such capacity.

ARTICLE X MISCELLANEOUS
Section 10.01 Notices and Deliveries.    Except as otherwise expressly provided, all notices, communications and materials to be given or delivered pursuant to the Loan Documents shall be given or delivered in writing (which shall include telecopy transmissions) at the following respective addresses and telecopier numbers and to the attention of the following individuals or departments or at such other address or telecopier or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify:

(a)	if to the Borrower or Halozyme, to it at:
Halozyme Royalty LLC c/o Halozyme, Inc.
11388 Sorrento Valley Road San Diego, CA 92121
Attn: Laurie Stelzer Tel: 858-794-8889
Fax: 858-704-8311

With a copy to:
Attn: Corporate Secretary Tel: 858-794-8889
Fax: 858-704-8311
or

Halozyme, Inc.
11388 Sorrento Valley Road San Diego, CA 92121
Attn: Laurie Stelzer Tel: 858-794-8889
Fax: 858-704-8311
With a copy to:
Attn: Corporate Secretary Tel: 858-794-8889
Fax: 858-704-8311
in either case, with copies (which shall not constitute notice) to:
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133 Attn: Douglas Rein, Esq. Tel. 858-677-1443
Fax: 858-638-5043

(b)	if to the Collateral Agent, to it at:
BioPharma Credit Investments IV Sub, LP
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
Georgetown, Grand Cayman KY1-9005
Grand Cayman]
Attention: Director
Facsimile: (347) 945-4757
with copies (which shall not constitute notice) to: Pharmakon Advisors LP
110 East 59th Street, #3300
New York, NY 10022
Attn: Pedro Gonzalez de Cosio
Phone: (212) 883-2296
Fax: (212) 490-7576
and
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036-6745
Attn: Geoffrey E. Secol, Esq.
Phone: (212) 872-8081

Fax: (212) 872-1002
(c) if to any Lender, to it at the address(es) set forth on Exhibit A hereto for such Lender.
Notices, communications and materials shall be deemed given or delivered when delivered or received at the appropriate address or telecopy number to the attention of the appropriate individual or department.
Section 10.02 Amounts Payable Due upon Request for Payment. All amounts payable by the Borrower under the Loan Documents shall, except as otherwise expressly provided, be immediately due upon request for the payment thereof.
Section 10.03 Rights Cumulative. Each of the rights and remedies of the Collateral Agent and the Lenders under the Loan Documents shall be in addition to all of its other rights and remedies under the Loan Documents and Applicable Law, and nothing in the Loan Documents shall be construed as limiting any such rights or remedies.
Section 10.04 Amendments; Waivers. Any term, covenant, agreement or condition of the Loan Documents may be amended or modified, and any right under such Loan Documents may be waived, if, but only if, such amendment, modification or waiver is in writing and is signed by the Required Lenders and, in the case of an amendment or modification, by the Borrower and, if its rights or obligations hereunder are affected thereby, by Halozyme; provided, however, that:
(a)unless agreed to by each Lender directly affected thereby, no amendment, waiver or modifications shall: (i) reduce or forgive the principal amount of the Loan or any Note, reduce the rate of or forgive any interest thereon, or reduce or forgive any premium or fees hereunder, (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on the Loan or any Note, or extend the time of payment of any premium or fees hereunder, (iii) except as expressly contemplated hereunder, increase the original principal amount the Loan over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any condition precedent set forth in Article III or of any Default or Event of Default, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase), (iv) reduce the percentage of the aggregate outstanding principal amount of the Loan or Notes, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Collateral Agent to take, any action hereunder or under any other Loan Document (including as set forth in the definition of “Required Lenders”), (v) change any other provision of this Agreement or any of the other Loan Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, (vi) change or waive any provision of Sections 2.12 or 2.04, any other provision of this Agreement or any other Loan Document requiring pro rata treatment of any Lenders, or this Section 10.04, or (vii) release any Lien on all or substantially all of the Collateral other than in connection with a sale or transfer of assets permitted by this Agreement; and
(b)unless agreed to by the Collateral Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Collateral Agent, as applicable, hereunder or under any of the other Loan Documents.
Unless otherwise specified in such waiver, a waiver of any right under the Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of any Lender under the Loan Documents or Applicable Law, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of any Lender under the Loan Documents or Applicable Law.
Section 10.05 Set-Off. Subject to Section 2.12 hereof, each Lender is hereby authorized by the Borrower, at any time and from time to time, without notice, upon the occurrence and during the continuance of any Event of Default, to set off against, and to appropriate and apply to the payment of, the Liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all Liabilities owing by such Lender or any of its Affiliates to Borrower (whether payable in Dollars or any other currency and whether matured or unmatured).
Section 10.06 Assignment and Sale. The Borrower may not sell, assign or transfer this Agreement or any of the other Loan Documents or any portion hereof or thereof, including their respective rights, title, interests, remedies, powers, and duties hereunder or thereunder. Nothing in any Loan Document shall prohibit any Lender from pledging or assigning this Agreement, its portion of the Loan or its Note and such Lender’s rights under any of the Loan Documents, including collateral therefor, or any portion hereof or thereof to any Person; provided that (i) in the case of an assignment of any Lender’s portion of the Loan or any Note or any rights or participations therein, such Person shall agree in writing to the provisions hereof applicable to Lenders (including the provisions of Article IX and Sections 10.04 and 10.10) and (ii) unless such assignment is to another Lender or an Affiliate of a Lender, so long as no Default or Event of Default has occurred and is continuing, (x) the prior written consent of the Borrower is obtained (such consent not to be unreasonably withheld, conditioned or delayed), (y) no assignment shall be made to a Competitor, and (z) such pledgee or assignee represents in writing to the assigning Lender that such pledgee or assignee is not a Competitor. Any assignee or successor to a Lender shall provide notice of the assignment to Collateral Agent for purposes of the Register to be maintained pursuant to Section 2.07, which notice shall include information related to the new Lender, the amount and form of the assignment and such other information as Collateral Agent may reasonably request. Any assignee or successor to a Lender shall become a “Lender” under this Agreement at the time such Person’s ownership interest in the Loan or a Note is recorded in the Register and such Person shall be subject to the obligations set forth in this Agreement.
Section 10.07 Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except as may be expressly otherwise provided in any Loan Document) shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).
Section 10.08 Judicial Proceedings; Waiver of Jury Trial. Each party hereto agrees that any judicial proceeding brought against it with respect to any Loan Document Related Claim may be brought in any court of competent jurisdiction in the City of New York and irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. Each party hereto waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 10.01, and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Any judicial proceeding by any Loan Party against the Lender involving any Loan Document Related Claim shall be brought only in a court of the State of New York sitting in the City and County of New York and of the United States District Court of the Southern District of New York and any appellate court thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY INVOLVING

ANY LOAN DOCUMENT RELATED CLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.
Section 10.09 Severability of Provisions. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, each Loan Party hereby waives any provision of Applicable Law that renders any provision of the Loan Documents prohibited or unenforceable in any respect.
Section 10.10 Confidentiality. For so long as this Agreement is in effect and for a period of (a) five (5) years following the date of termination of this Agreement or (b) in the case of any Confidential Information arising under or subject to any of the License Agreements, five (5) years following the expiration or earlier termination of the applicable License Agreement, the Loan Parties, the Collateral Agent and the Lenders shall comply with and be bound by the provisions set forth in Annex A hereto, with the party that discloses Confidential Information (as defined in Annex A) being the “Discloser” and the party that receives Confidential Information being the “Recipient”; provided, however, that nothing herein shall limit the rights of any Lender, or Collateral Agent, Escrow Agent or their respective successor or assigns to disclose Confidential Information as contemplated by the Baxalta Consent and Direction or the Roche Consent and Direction. The confidentiality obligations of the Lenders under this Agreement supersede any prior confidentiality agreements between the Lenders (or their Affiliates) and Halozyme or Borrower.
Section 10.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.
Section 10.12 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement between the Borrower, the Collateral Agent and the Lenders relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.
Section 10.13 Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 10.14 Expenses; Indemnification.
(a)The Borrower agrees to pay, within ten (10) Business Days after the receipt of written notice from the Collateral Agent or any Lender, all reasonable and documented out-of-pocket expenses of the Collateral Agent and the Lenders, including reasonable fees and disbursements of counsel, in connection with: (i) the negotiation, preparation, execution, delivery, and filing, if required of this Agreement and the other Loan Documents (provided that the obligation to reimburse under this clause (i) shall not exceed $300,000 in the aggregate), (ii) any amendments, modifications, supplements, consents or waivers hereto or to the other Loan Documents and (iii) the administration, preservation or enforcement of its or their rights under this Agreement and the other Loan Documents (collectively, the “Borrower Expenses”).

(b)From and at all times after the Agreement Date, and in addition to all of the Collateral Agent’s and the Lenders’ other rights and remedies against the Borrower, the Borrower agrees to indemnify, defend and hold harmless the Collateral Agent and the Lenders and their respective Related Parties (each such Person, including the Collateral Agent and the Lenders, being called an “Indemnitee”) from and against all damages, losses and other out-of- pocket costs and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and expenses, court costs and fees, and consultant and expert witness fees and expenses, but limited in the case of attorney’s fees and expenses to the reasonable and documented out of pocket fees, disbursements and other charges of one counsel to the Indemnitees, taken as a whole and if reasonably necessary, one local counsel in each appropriate jurisdiction (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional separate counsel for all similarly affected Indemnitees) (collectively “Costs”) arising in any manner, directly or indirectly, out of or by reason of any and all claims (whether valid or not), actions, suits, inquiries, investigations and administrative proceedings (collectively, “Proceedings”) relating to (i) the negotiation, preparation, execution or performance of this Agreement or the other Loan Documents, or any transaction contemplated herein or therein, whether or not any party protected under this Section 10.14(b) is a party to, or target of, any Proceeding in question (provided, however, that no Indemnitee shall have the right to be indemnified hereunder for any liability resulting from the willful misconduct or gross negligence of such Indemnitee (as finally determined by a court of competent jurisdiction), material breach by any Lender of its obligations under this Agreement, or disputes that are solely among Lenders or among the Collateral Agent and the Lenders other than disputes arising from an act or omission of the Borrower), (ii) any breach of any of the covenants, warranties or representations of the Borrower hereunder or under any other Loan Document, (iii) any Lien or charge upon amounts payable hereunder by the Borrower to the Lenders or any taxes, assessments, impositions and other charges in respect of the Collateral, or (iv) any violation or alleged violation of any Applicable Law, equitable requirement or other legal requirement by the Borrower or with respect to any Collateral to the extent that the Borrower is alleged to be responsible for such violation or alleged violation. All Costs shall be additional Secured Obligations under this Agreement, shall be payable within ten (10) Business Days of demand to the Indemnitee and shall be secured by the security interest and Lien created hereunder. The obligations of the Borrower under this Section 10.14(b) shall not be limited to any extent by payment of the Secured Obligations and termination of this Agreement and shall remain in full force and effect until expressly terminated by the Lenders in writing. This Section 10.14(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, or any Indemnified Taxes.
(c)Halozyme agrees to indemnify each Indemnitee against, and to hold each Indemnitee harmless from, any and all Costs incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of: (i) any representation, warranty or certification made by Halozyme in this Agreement or certificates given by Halozyme in writing pursuant hereto which is untrue, inaccurate or incomplete in any material respect; (ii) any Parent Disbursement Instruction delivered to Escrow Agent by Halozyme pursuant to Section 6.03(c) which is untrue, inaccurate or incomplete; (iii) any material breach of or default under any covenant or agreement by Halozyme pursuant to this Agreement and, if capable of being remedied, such breach or default shall continue unremedied for a period of thirty (30) days, (iv) any material breach or default under any covenant or agreement by Halozyme pursuant to either License Agreement, and if capable of being remedied, such breach or default shall continue unremedied for a period of thirty (30) days; or (v) any Set-off by Roche (or its Affiliates) or Baxalta (or its Affiliates) of any amount against the otherwise required amount of any Post- Closing Royalty Amounts; provided that such indemnity shall not, as to any Indemnitee, apply to any such Costs arising from willful misconduct or gross negligence of such Indemnitee (as finally determined by a court of competent jurisdiction). Notwithstanding the foregoing, (x) no provision of this Agreement shall be deemed or may be construed to constitute a Guaranty or assurance by Halozyme as to the amount of any Post-Closing Royalty Amount or of the value of the Collateral and (y) neither the Collateral Agent, the Lenders nor any other Indemnitee shall have any recourse under this Agreement against Halozyme, its assets or properties, except for claims expressly provided for under this Section 10.14(c).
(d)The provisions of this Section 10.14 shall survive termination of this Agreement, and shall remain operative and in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the occurrence of the Maturity Date, the invalidity, illegality, or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any Lender. All amounts due under this Section 10.14 shall be payable within ten (10) Business Days following written demand therefor.

Section 10.15 Tax Legending of Notes.    Notwithstanding anything to the contrary contained in this Agreement, each Note shall bear the following legend:
THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS SECURITY MAY BE OBTAINED BY WRITING TO HALOZYME AT THE ADDRESS SPECIFIED IN SECTION 10.01(A) OF THE CREDIT AGREEMENT.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the Agreement Date.

HALOZYME ROYALTY LLC, as the Borrower

By:    /s/ Laurie Stelzer      Name: Laurie Stelzer
Title: Vice President and Treasurer

HALOZYME, INC.

By:    /s/ Laurie Stelzer      Name: Laurie Stelzer
Title: Chief Financial Officer

BIOPHARMA CREDIT INVESTMENTS IV SUB, LP,
as the Collateral Agent and a Lender

By:	Pharmakon Advisors, LP, its Investment Manager

By:	Pharmakon Management I, LLC, its General Partner

By: /s/ Pedro Gonzalez de Cosio      Name: Pedro Gonzalez de Cosio
Title: Managing Member

ATHYRIUM OPPORTUNITIES II ACQUISITION LP,
as a Lender

By:	Athyrium Opportunities Associates II LP, its General Partner

By:	Athyrium Opportunities II Associates II GP, LLC, its General Partner

By: /s/ Andrew C. Hyman      Name: Andrew C. Hyman
Title: Authorized Signatory

ANNEX A
1.Confidential Information. “Confidential Information” shall mean any information related to Discloser’s business, prospects, technologies, current products, future products and proposed products and services, whether written, oral or visual, disclosed or provided by the Discloser to Recipient, including patent, copyright, trade secret and other proprietary information, research, development, scientific or financial data, compilations, formulae, models, design details, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, customer lists and information, business forecasts, sales information, pricing, manufacturing information and assets. Without limiting the foregoing, “Confidential Information” includes any information that may be made known to Recipient and which Discloser has received from others that Discloser is obligated to treat as confidential or proprietary, whether or not marked as confidential. “Confidential Information” does not include information which the Recipient can establish by competent evidence: (a) was in the public domain at or subsequent to the time such information was communicated by Discloser to Recipient through no fault of Recipient; (b) was developed by employees, contractors or agents of Recipient independently of and without use of or reference to any Confidential Information disclosed by Discloser to Recipient; (c) was known to Recipient at the time of disclosure; (d) was approved for release by prior written authorization of Discloser; or (e) was provided to Recipient by a third party or was otherwise obtained by Recipient without obligation of confidentiality.
2.Nondisclosure and Nonuse Obligations. Recipient shall not use, disseminate, or in any way disclose the Confidential Information of the Discloser at any time except in furtherance of the transactions contemplated under the Loan Documents. Further, Recipient shall not disclose the existence of this Agreement or any other Loan Document without the prior written consent of the Discloser. Recipient shall treat all Confidential Information with the same degree of care as Recipient accords to Recipient’s own confidential information, but not less than reasonable care. Recipient shall maintain the Confidential Information of the Discloser in confidence, and shall not disclose the Confidential Information of the Discloser to any third party. Recipient shall disclose Confidential Information only to those of its employees, Affiliates, directors, consultants or agents (collectively, “Representatives”) who have a need to know such information and assist Recipient with respect to the transactions contemplated under the Loan Documents. Recipient certifies that each such Representative will have agreed, either as a condition of employment (as applicable) or in order to obtain the Confidential Information, to be under an obligation to Recipient to be bound by terms and conditions no less restrictive than those terms and conditions applicable to Recipient under this Agreement. Recipient shall immediately give notice to Discloser of any unauthorized use or disclosure of the Confidential Information. Recipient shall assist Discloser, at Recipient’s expense, in remedying any such unauthorized use or disclosure of the Confidential Information. Recipient shall be liable to Discloser for any breach of the confidentiality or use obligations hereunder by Recipient or any Representative of Recipient. A disclosure of any Confidential Information (a) in response to a valid order by a court or other Governmental Authority or (b) as otherwise required by Applicable Law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however that Recipient shall provide prompt prior written notice thereof to Discloser to enable Discloser to seek a protective order or otherwise prevent such disclosure. The burden of establishing the existence of such exclusions rests with the Recipient.

EXHIBIT A

LOAN AMOUNTS; NOTICE ADDRESSES

Lender	Principal Amount	Notice Address
BioPharma Credit Investments IV Sub, LP	$100,000,000.00	c/o Intertrust Corporate Services (Cayman) Limited 190 Elgin Avenue
		Georgetown, Grand Cayman KY1-
		9005
		Grand Cayman
		Attention: Director
		Facsimile: (345) 945-4757
		with copies (which shall not constitute
		notice) to:
		Pharmakon Advisors LP
		110 East 59th Street, #3300
		New York, NY 10022
		Attn: Pedro Gonzalez de Cosio
		Phone: (212) 883-2296
		Fax: (212) 490-7576
		Email: pg@pharmakonadvisors.com
		and
		Akin Gump Strauss Hauer & Feld LLP
		One Bryant Park
		New York, NY 10036-6745
		Attn: Geoffrey E. Secol, Esq.
		Phone: (212) 872-8081
		Fax: (212) 872-1002
		Email: gsecol@akingump.com

Athyrium Opportunities II Acquisition LP	$50,000,000.00
c/o Athyrium Capital Management, LP 530 5th Avenue, 25th Floor
New York, NY 10036
Attn: Laurent Hermouet and Andrew Hyman
Phone: (212) 402-6925
Email:  lhermouet@athyrium.com, and ahyman@athyrium.com
with a copy (which shall not constitute notice) to:

Moore & Van Allen PLLC 100 North Tyron Street Charlotte, NC 28202 Attn: Jim Langdon, Esq. Phone: (704) 331-3705 Fax: (704) 339-5855 Email: jlangdon@mvalaw.com

EXHIBIT B

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS SECURITY MAY BE OBTAINED BY WRITING TO HALOZYME AT THE ADDRESS SPECIFIED IN SECTION 10.01(A) OF THE CREDIT AGREEMENT.

FORM OF SECURED PROMISSORY NOTE

$____________.__                                ___________, 201_

FOR VALUE RECEIVED, HALOZYME ROYALTY LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to the order of [ ] (the “Lender”), the unpaid principal amount of the Loan made by the Lender under the Credit Agreement referred to below, on the Closing Date pursuant to Section 2.04 of the Credit Agreement, and to pay interest on the principal amount of the Loan (including principal consisting of capitalized interest on the Loan) on the dates and at the rate specified in or determined pursuant to Sections 2.03 and 2.04 of the Credit Agreement and otherwise in accordance with the terms and conditions of this secured note (this “Note”) and the Credit Agreement. Principal, interest and all other amounts due to the Lender with respect to this Note are payable to the Lender at the place, in the type of money and funds and in the manner specified in Section 2.09 of the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning.
Presentment, demand, protest, notice of dishonor and notice of intent to accelerate are hereby waived by the undersigned.
This Note evidences the Loan made under, and is entitled to the benefits of, and subject to the burdens of, the Credit Agreement, dated as of December , 2015, among the Borrower, Halozyme, Inc., BioPharma Credit Investments IV Sub, LP, as Collateral Agent and a Lender and the other Lenders from time to time parties thereto, as the same may be amended, modified, restated or supplemented from time to time (the “Credit Agreement”), including the security interest granted by the Borrower to the Collateral Agent for the ratable benefit of the Secured Parties thereunder.
This Note is one of the Notes referred to in the Credit Agreement and is issued to evidence the Loan made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Loan Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.
In the event of an acceleration of the maturity of this Note pursuant to the Credit Agreement, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.
In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the courts of the State of New York sitting in the City and County of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, although the Lender shall not be limited to bringing an action in such courts.
The ownership of an interest in this Note shall be registered on a record of ownership maintained by the Collateral Agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. The Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.
HALOZYME ROYALTY LLC, as the Borrower

By:          Name:
Title:
62